UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

InterMune, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2013

To the Stockholders of InterMune, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (“Annual Meeting”) of INTERMUNE, INC., a Delaware corporation (the “Company”), will be held on Thursday, May 30, 2013, at 10:00 a.m. local time, at 3280 Bayshore Boulevard, Brisbane, California for the following purposes:

1. To elect three directors to hold office until the 2016 annual meeting of stockholders or until their successors are elected;

2. To ratify the selection, by the Audit and Compliance Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013;

3. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 shares to 175,000,000 shares;

4. To approve the Company’s Amended and Restated 2000 Equity Incentive Plan (the “Incentive Plan”) which would, among other things, increase the number of shares authorized for issuance under the current plan from 15,398,320 shares to 21,398,320 shares, which represents an increase of 6,000,000 shares;

5. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 2, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ ROBIN STEELE
Robin Steele
Secretary

Brisbane, California

April 18, 2013

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions in the proxy statement. If your shares are held in an account at a brokerage firm, bank or other nominee, you may be able to vote on the Internet or by telephone by following the instructions provided with your voting form. Even if you have already voted your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held in an account at a brokerage firm by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy card issued in your name from the record holder.

INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

May 30, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of InterMune, Inc. (sometimes referred to as the “Company,” “InterMune,” “we,” “our,” or “us”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 18, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 2, 2013 will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 81,619,164 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 2, 2013, your shares were registered directly in your name with InterMune’s transfer agent, Computershare Investor Services (a part of Computershare Limited which acquired BNY Mellon Shareowner Services), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on April 2, 2013, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.

On what am I voting?

You are being asked to vote on five (5) proposals, as follows:

•	To elect three directors to hold office until the 2016 annual meeting of stockholders or until their successors are elected;

•

To ratify the selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013;

•	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 shares to 175,000,000 shares;

•

To approve the Company’s Amended and Restated 2000 Equity Incentive Plan (the “Incentive Plan”) which would, among other things, increase the number of shares authorized for issuance under the current plan from 15,398,320 shares to 21,398,320 shares, which represents an increase of 6,000,000 shares; and

•	To approve, on a non-binding, advisory basis, the executive compensation disclosed for our named executive officers in this proxy statement.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

With respect to Proposal 1, you may either vote “For” the nominees to the Board or withhold your vote for the nominees. With respect to Proposal 2 (the ratification of the selection of Ernst & Young as the independent registered public accounting firm of the Company for the year ending December 31, 2013), Proposal 3 (the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation), Proposal 4 (the approval of the Company’s Amended and Restated 2000 Equity Incentive Plan), and Proposal 5 (the non-binding advisory vote on executive compensation), you may vote “For” or “Against” or abstain from voting.

For information on how votes are counted for each of the proposals, please see “How many votes are needed to approve each proposal?” below.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 11:59 p.m., Eastern Time on May 29, 2013 to be counted.

•

To vote on the Internet, go to http://www.proxyvoting.com/itmn to complete an electronic proxy card. Please have your proxy card in hand when you log on. Your vote must be received by 11:59 p.m., Eastern Time on May 29, 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted.

Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 2, 2013.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director and “For” Proposals 2, 3, 4 and 5. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment. The Board currently knows of no other business that will be presented for consideration.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting. On the record date, there were 81,619,164 shares outstanding and entitled to vote. Thus, the holders of 40,809,583 shares must be present at the Annual Meeting to have a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the 2013 Annual Meeting to another date.

How many votes are needed to approve each proposal?

•

Proposal 1 — Election of Directors. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Withheld votes and broker non-votes will be excluded from the determination of this proposal. However, please see “How are director nominees elected?” below regarding the potential effects of “Withheld” votes in an uncontested election of directors.

•

Proposal 2 — Ratification of the Selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as the Independent Registered Public Accounting Firm of the Company For The Year Ending December 31, 2013. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy at the Annual Meeting to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Because this is a routine proposal, there will be no broker non-votes.

•

Proposal 3 — Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock From 100,000,000 Shares to 175,000,000 shares. This proposal must receive a “For” vote from the majority of the outstanding shares to be approved. Shares not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as an “Against” vote.

•

Proposal 4 — Approval of the Company’s Amended and Restated 2000 Equity Incentive Plan. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy at the Annual Meeting to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will be excluded from the determination of this proposal.

•

Proposal 5 — Approval on a Non-Binding, Advisory Basis of the Compensation Paid to the Company’s Named Executive Officers. This proposal is advisory and not binding on the Company. The affirmative vote of the majority of shares present and entitled to vote either in person or by proxy at the Annual Meeting will be deemed to be approval of the advisory vote on the compensation of our named executive officers; however, because this proposal is intended to be advisory, the Company will exclude from the determination of approval abstentions and broker non-votes.

How are director nominees elected?

Our Amended and Restated Bylaws require that each director be elected by a plurality of shares present and entitled to vote either in person or by proxy at the Annual Meeting. However, in March 2013 we amended our Corporate Governance Guidelines and adopted a policy requiring that any nominee for director in an uncontested election who receives a greater number of votes “Withheld” than “For” must submit an offer of resignation for consideration by our Corporate Governance and Nominating committee, who will determine whether or not to accept the director’s resignation offer. Therefore, while withheld votes and broker non-votes will be excluded from the determination of this proposal, because this is an uncontested election, withheld votes may have the effect of requiring the tendering of a resignation as described above.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of InterMune common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1), the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation (Proposal 3), the approval of the Company’s Amended and Restated 2000 Equity Incentive Plan (Proposal 4) and the advisory vote on executive compensation (Proposal 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3, 4 and 5.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;

•	You may submit another proxy by telephone or the Internet after you have already provided an earlier proxy;

•	You may send a written notice that you are revoking your proxy to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005; or

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See “What are “broker non-votes?” and “Which ballot measures are considered “routine” and “non-routine”?” above for more information regarding discretionary and “non-discretionary” matters.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and MacKenzie Partners, Inc. may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but MacKenzie Partners, Inc. will be paid its customary fee of up to $20,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s current report on Form 8-K on or before June 5, 2013. If final voting results are not available to us in time to file a Current Report on Form 8-K by June 5, 2013, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for the 2014 annual meeting of stockholders?

To be considered for inclusion in the Company’s 2014 proxy statement, your proposal must be submitted in writing to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005 by

December 19, 2013, unless the date of the 2014 annual meeting of stockholders is more than 30 days before or after May 30, 2014, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials. If you wish to submit a proposal for the 2014 annual meeting of stockholders that is not to be included in the Company’s 2014 proxy statement or to nominate a director for election at the meeting, you must give timely notice to InterMune’s Corporate Secretary. To be timely, the notice must be delivered to the address listed above between January 30, 2014 and March 1, 2014, unless the date of the 2014 annual meeting of stockholders is more than 30 days before or more than 60 days after May 30, 2014, in which case the notice must be delivered no later than the 90th day prior to the 2014 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2014 annual meeting of stockholders was first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, as summarized below.

The Amended and Restated Bylaws were adopted by InterMune on March 22, 2010 which, among other things, included modifications to (i) existing provisions providing for advance notice of stockholder proposals and director nominations (other than proposals properly made in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to expand the disclosure stockholders must provide regarding themselves when submitting proposals and nominations for consideration; (ii) require stockholders nominating directors to disclose the same information about proposed director nominees that would be required if the director nominee were submitting a proposal, and require the director nominees to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s policies and guidelines; (iii) require stockholders to update the disclosures described above as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting or any adjournment or postponement thereof; and (iv) clarify that the requirements set forth in the Amended and Restated Bylaws apply to all stockholder proposals and director nominees, other than stockholder proposals made pursuant to Rule 14a-8.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. The number of directors is fixed at nine and for the majority of 2012, the Board consisted of nine directors. In November 2012, Mr. Jonathan S. Leff resigned from the Board. Accordingly, there is currently one vacancy.

The Board currently consists of eight directors, divided into the three following classes:

•	Class I directors: Jean-Jacques Bienaimé, David S. Kabakoff, Ph.D. and Daniel G. Welch; whose terms will expire at the Annual Meeting;

•	Class II directors: James I. Healy M.D., Ph.D., Louis Drapeau and Frank Verwiel, M.D.; whose terms will expire at the annual meeting of stockholders to be held in 2014; and

•	Class III directors: Lars G. Ekman, M.D., Ph.D. and Angus C. Russell; whose terms will expire at the annual meeting of stockholders to be held in 2015.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

There are three nominees for three Class I positions: Messrs. Bienaimé and Welch and Dr. Kabakoff, each of whom is currently a director. Messrs. Bienaimé and Welch and Dr. Kabakoff each have been nominated for and have elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

The Company does not have a policy regarding directors’ attendance at the annual meetings of stockholders. One director attended the 2012 annual meeting of stockholders. However, each of the eight directors is currently planning to attend the 2013 Annual Meeting.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The following table sets forth, for the Class I nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors for election at the Annual Meeting of Stockholders
Jean-Jacques Bienaimé(2)	59	Director	2012
David S. Kabakoff, Ph.D.(1)(3)(4)	65	Director	2005
Daniel G. Welch	55	Chairman, Chief Executive Officer and President	2003

Class II Directors whose terms expire at the 2014 Annual Meeting of Stockholders
Louis Drapeau(1)(2)	69	Director	2007
James I. Healy, M.D, Ph.D.(3)(4)	48	Director	1999
Frank Verwiel, M.D.(1)(2)	50	Director	2012

Class III Directors whose terms expire at the 2015 Annual Meeting of Stockholders
Lars G. Ekman, M.D., Ph.D.(3)(4)	63	Lead Independent Director	2006
Angus C. Russell(1)	57	Director	2011

(1)	Member of the Audit and Compliance Committee of the Board.

(2)	Member of the Compensation Committee of the Board.

(3)	Member of the Corporate Governance and Nominating Committee of the Board.

(4)	Member of the Science Committee of the Board.

Set forth below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election to a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

JEAN-JACQUES BIENAIMÉ has served as a member of the Board since March 2012. Mr. Bienaimé has served as Chief Executive Officer and a member of the Board of Directors of BioMarin Pharmaceutical Inc. since 2005. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. From 1998 to late 2002, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Sangstat Medical Corporation, an immunology-focused biotechnology company which was later acquired by Genzyme Corporation. From 1992 to 1998, Mr. Bienaimé held several senior management positions at Rhone-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), including Senior Vice President of Worldwide Marketing and Business Development. Mr. Bienaimé also currently serves on the boards of Portola Pharmaceuticals and The Biotech Industry Organization. Mr. Bienaimé received an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris and an M.B.A. from the Wharton School at the University of Pennsylvania. The Board believes that Mr. Bienaimé brings to the Board extensive experience and insight in the development and commercialization of specialty products in global markets.

DAVID S. KABAKOFF, PH.D. has served as a member of the Board since November 2005. Dr. Kabakoff serves as Executive Partner at Sofinnova Ventures, with whom he has been employed since May 2007. Dr. Kabakoff has also served as President and Chief Executive Officer of Strategy Advisors, LLC, a consulting company, since August 2000. Dr. Kabakoff also served as the founder, Chairman and Chief Executive Officer of Salmedix, Inc., a biotechnology company, from January 2001 to June 2005, when it was acquired by Cephalon, Inc. From May 1996 to August 2000, Dr. Kabakoff served in senior executive positions at Dura Pharmaceuticals Inc., a specialty pharmaceuticals company that was acquired by Elan Pharmaceuticals. From 2005 to 2009, Dr. Kabakoff served on the board of directors of Avalon Pharmaceuticals, Inc. (acquired by Clinical Data Inc.). Dr. Kabakoff currently serves as Chairman of the Board of Directors of Trius Therapeutics, since 2007. Dr. Kabakoff also serves on the boards of directors of several private companies. Dr. Kabakoff holds a B.A. in Chemistry from Case Western Reserve University and a Ph.D. in Chemistry from Yale University. The Board believes that Dr. Kabakoff brings strategic insight and leadership and a wealth of experience in the biotechnology industry to the Board.

DANIEL G. WELCH has served as the Chairman, Chief Executive Officer and President of the Company and a member of the Board since May 2008 and as the President and Chief Executive Officer of the Company and a member of the Board since September 2003. From March 2003 to September 2003, Mr. Welch served as a consultant to Warburg Pincus LLC, a global private equity investment firm. From August 2002 to January 2003, Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company. From October 2000 to June 2002, Mr. Welch served as President of the pharmaceutical division of Elan Corporation, PLC. From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo and its predecessor companies, Sanofi and Sterling Winthrop, including Vice President of worldwide marketing and Chief Operating Officer of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. Mr. Welch currently serves on the board of directors of Seattle Genetics, since 2007, and Hyperion Therapeutics, Inc., since August 2012, and also serves on the board of directors of a private company. Mr. Welch holds a B.S. in Marketing from the University of Miami and an M.B.A. from the University of North Carolina. The Board believes that Mr. Welch is a strong operating executive with operational and strategic expertise in the global pharmaceutical market, whose experience contributes valuable insight to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF THE NAMED NOMINEES

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

LOUIS DRAPEAU has served as a member of the Board since September 2007. He currently serves as Vice President and Chief Financial Officer of InSite Vision Incorporated. From November 2008 to December 2010, he also served as Chief Executive Officer of InSite Vision. Prior to joining InSite Vision in October 2007, Mr. Drapeau served as Senior Vice President, Finance and Chief Financial Officer for Nektar Therapeutics from January 2006 to August 2007. From August 2002 to August 2005, he held the position of Senior Vice President and Chief Financial Officer at BioMarin Pharmaceutical Inc., a biotechnology company. Mr. Drapeau also served as Acting Chief Executive Officer of BioMarin from August 2004 to May 2005. Mr. Drapeau spent more than 30 years with public accounting firm Arthur Andersen, including 19 years as an Audit Partner in Arthur Andersen’s Northern California Audit and Business Consulting practice and 12 years as managing partner. From 2006 to 2008, Mr. Drapeau served on the board of directors of Inflazyme Pharmaceuticals, a biotechnology company whose stock is traded on the Toronto stock exchange and from 2008 to 2011 he served on the board of directors of Bionovo, Inc, whose stock is traded on NASDAQ. He currently serves on the boards of directors of Bio-Rad Laboratories and AmpliPhi Biosciences Corporation since 2007 and 2011, respectively. He also serves on the boards of directors of several private companies. Mr. Drapeau holds a B.S. in Mechanical Engineering and an M.B.A., both from Stanford University. The Board believes that Mr. Drapeau’s operational experience and financial expertise in the health care sector contributes valuable insight to the Board. The Board also believes that Mr. Drapeau’s extensive experience with Arthur Andersen qualifies him as a “financial expert,” for purposes of the Audit and Compliance Committee and makes him a strong Chairman of the Audit and Compliance Committee.

JAMES I. HEALY, M.D., PH.D. has served as a member of the Board since April 1999 and served as the Chairman of the Board from October 1999 through January 2000. Dr. Healy joined Sofinnova Ventures in June 2000 as a General Partner and Managing Director. From January 1998 through March 2000, Dr. Healy was employed at Sanderling Ventures and served as a consultant to Ista Pharmaceuticals. From 1990 to 1997, Dr. Healy was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy has served on the board of directors of the following public companies: from 2001 to 2006, on the board of directors of Cotherix, Inc. (acquired by Actelion); from 2001 through 2008, on the board of directors of Novacea, Inc (merged with Transcept Pharmaceuticals, Inc.); and from 2006 through 2010, on the board of directors of Movetis NV (sold to Shire Holdings Luxembourg S.a.r.l). Dr. Healy currently serves on the board of directors of each of KaloBios Pharmaceuticals, since 2001, Anthera Pharmaceuticals, Inc., since 2006, Hyperion Therapeutics, Inc., since 2006, Amarin Corporation, since 2008 and Durata Therapeutics, since 2010. Dr. Healy also currently serves on the board of directors of several private companies. Dr. Healy holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies, both from the University of California at Berkeley, where he graduated with Distinction in General Scholarship, Honors, and received a Departmental Citation. Dr. Healy holds an M.D. and a Ph.D. in immunology from Stanford University School of Medicine, where he was supported by the Medical Scientist Training Program, was a Beckman Scholar and received a bursary award from the Novartis Foundation. The Board believes that Dr. Healy’s knowledge of medicine, together with his extensive experience as a venture capitalist and role as a board member for a number of emerging biotechnology companies, provide the Board with valuable insight into a broad range of issues related to the Company’s business activities.

FRANK VERWIEL, M.D. has served as a member of the Board since March 2012. Dr. Verwiel has served as President and Chief Executive Officer of Aptalis Pharma, a privately held specialty pharmaceutical company, since 2005. From 1996 to 2005, Dr. Verwiel held various international senior management positions with Merck & Co. Inc., including Vice President, Hypertension, Worldwide Human Health Marketing. Dr. Verwiel concurrently served as a leader of Merck’s Worldwide Hypertension Business Strategy team and as Managing Director of Merck’s Dutch subsidiary and manufacturing operations. From 1988 to 1996, Dr. Verwiel served in various senior management positions the last one being Zone Director Western Europe with Servier Laboratories, a privately held French pharmaceutical company. Dr. Verwiel received an M.D. from Erasmus University, Rotterdam in the Netherlands and an M.B.A. from INSEAD, Fontainebleau in France. The Board believes that Dr. Verwiel’s knowledge of medicine, together with his extensive experience in the in the development and commercialization of specialty products in global markets, provide the Board with valuable insight into a broad range of issues related to the Company’s business activities.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

LARS G. EKMAN, M.D., PH.D. has served as Lead Independent Director of the Board since May 2008 and has been a member of the Board since September 2006. Dr. Ekman has served as an executive partner at Sofinnova Ventures since September 2008 and as Co-Founder and Chief Executive Officer of Cebix Incorporated, a biotechnology company, since May 2008. Prior to that, Dr. Ekman was Executive Vice President and President of Global Research and Development of Elan Corporation plc from January 2001 to December 2007. From 1997 to 2001, Dr. Ekman was Executive Vice President, Research and Development at Schwartz Pharma AG. From 1984 to 1997, Dr. Ekman was employed in a variety of senior scientific and clinical functions at Pharmacia (now Pfizer). Dr. Ekman currently serves on the board of directors of Cebix Incorporated, Prothena Corporation plc, Amarin Corporation, Sophiris Bio Inc. (formerly Protox Therapeutics), and Ocera Therapeutics, a private biotech company. Dr. Ekman is a board certified surgeon and has held several clinical and academic positions in the United States and Europe. Dr. Ekman holds an M.D. and a Ph.D. in Experimental Biology from the University of Gothenburg, Sweden. The Board believes that Dr. Ekman brings global experience and proven leadership in the pharmaceutical industry to the Board based on his extensive knowledge of the research, development and commercialization of pharmaceutical products in a variety of therapeutic areas that he gained as a former senior executive at several global pharmaceutical companies. The Board believes that this experience enables Dr. Ekman to provide the Board with invaluable insight into a broad range of issues that impact the Company’s business and makes him a strong Chairman of the Science Committee of the Board and strong Lead Independent Director of the Board.

ANGUS C. RUSSELL has served as a member of the Board since October 2011. Mr. Russell has served as Chief Executive Officer of Shire plc (“Shire”), a biopharmaceutical company, since June 2008 and a member of its Board of Directors since 1999. From December 1999 to June 2008, Mr. Russell served as Chief Financial Officer of Shire. Mr. Russell is a former Non-Executive Director of the City of London Investment Trust plc. Mr. Russell is a Chartered Accountant and is a Fellow of the Association of Corporate Treasurers. The Board believes that Mr. Russell, with his long-term experience at Shire and expertise in the development and commercialization of specialty medicines as well as his financial expertise, contributes valuable and substantial insight into a broad range of issues impacting the business of the Company, making him a strong addition to the Board.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending to the Board, individuals qualified to be directors of the Company. As set forth in further detail below in the description of the Board’s committees, the Corporate Governance and Nominating Committee takes into consideration a number of relevant factors for Board membership including, but not limited to, diversity, age, skills, experience and understanding of the Company’s business and business environment. We do not have a formal diversity policy for selecting Board members. However, we believe it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out the Board’s responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting research, development and commercialization of our products. We therefore seek as members of our Board individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, science and medicine, health care system, legal and regulatory compliance and compensation and retention practices. Finally, Board members should display the personal attributes necessary to be an effective director: unquestioned integrity, sound judgment, independence in fact and mindset, ability to operate collaboratively, and commitment to the Company, its stockholders, and other constituencies.

Board Leadership Structure

Mr. Welch, the Company’s Chief Executive Officer and President, also serves as the Chairman of the Board. This leadership structure has been in place since 2008. At the same time that Mr. Welch was appointed Chairman, the Board also appointed Dr. Ekman as the Company’s Lead Independent Director. Dr. Ekman convenes an executive session with the independent directors on a quarterly basis in accordance with Nasdaq Global Select Market (“Nasdaq”) listing standards. The Board believes that combining the roles of Chairman of the Board and Chief Executive Officer has fostered a constructive and cooperative relationship between the Board and management and resulted in open and effective communications between the Board and management. The Board believes it has been effective for the Company to have a single leader, and its Chairman and Chief Executive Officer is recognized by customers, business partners, investors and others as providing strong leadership for the Company. The Board also believes that its regular sessions of independent directors, with the

Lead Independent Director chairing such sessions, afford the Board the opportunity to discuss matters independent of Mr. Welch if desired. Given its current size and the constructive working relationships of its members, the Board currently believes that altering the existing structure would not improve the performance of the Board. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussions involved in overseeing the affairs of the Company.

Independence of the Board of Directors

The listing requirements of Nasdaq require that a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations as to independence are consistent with Nasdaq listing standards, relevant securities and other laws, and regulations regarding the definition of “independent.”

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Welch, the Company’s current Chairman, Chief Executive Officer and President, due to his employment with the Company.

Information Regarding the Board of Directors and its Committees

The Company’s Corporate Governance Guidelines and Code of Director Conduct and Ethics are intended to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed, to make decisions that are independent of the Company’s management and to ensure honest and ethical conduct by the members of the Board. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines and Code of Director Conduct and Ethics sets forth the practices the Board must follow with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer succession planning and selection, Board compensation, committee composition, self-assessment, interaction with outside parties, orientation and continuing education and ethical conduct.

In March 2013, the Board amended the Corporate Governance Guidelines to require that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election to submit his or her offer of resignation for consideration by our Corporate Governance and Nominating committee. The Corporate Governance Guidelines and Code of Director Conduct and Ethics may be viewed on our Internet website at http://www.intermune.com/pdf/corporate_governance_guidelines.pdf.

During 2012, the Board met seven times, including by telephone conference, and acted by unanimous written consent seven times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served as a committee member) in 2012.

Currently, the Board has an Audit and Compliance Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Science Committee.

Audit and Compliance Committee

The Audit and Compliance Committee of the Board oversees the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of financial statements and reports, the qualifications, independence and performance of the firms engaged as independent outside auditors, corporate compliance, including development, implementation, administration and enforcement of the Company’s compliance programs and reviewing the Company’s compliance with its policies and all applicable laws. For this purpose, the Audit and Compliance Committee performs several functions. Among other things, the Audit and Compliance Committee:

•	appoints, compensates, retains and oversees the independent registered public accounting firm;

•

determines and approves engagements of the auditors, including the scope of the audit and any non-audit services, the compensation to be paid to the auditors and monitors auditor partner rotation and potential conflicts of interest;

•

reviews and discusses with the independent registered public accounting firm and management, as appropriate, the Company’s critical accounting policies, financial statements, the results of the annual audit, the quarterly results and earnings press releases;

•	reviews financial risk management programs, internal control letters, any material conflicts or disagreements between management and the auditors and internal controls over financial reporting;

•

directs management to enforce the Company’s Code of Business Conduct and Ethics and provides for prompt communication of violations of the Code of Business Conduct and Ethics to the Audit and Compliance Committee;

•	oversees and directs management to ensure compliance as required by the Office of Inspector General of the U.S. Department of Health and Human Services;

•	oversees management’s preparation of the Company’s annual proxy report, including the Audit and Compliance Committee report;

•

oversees the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

ensures the confidential receipt, retention and consideration of any report of evidence of a material violation by the Company or any officer, director, employee or agent of the Company by attorneys appearing and practicing before the SEC.

The Audit and Compliance Committee is currently composed of Messrs. Drapeau and Russell and Drs. Kabakoff and Verwiel. The Board annually reviews the applicable Nasdaq listing standards for Audit and Compliance Committee members and has determined that all members of the Company’s Audit and Compliance Committee are independent, as currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. Mr. Drapeau is currently the Chairman of the Audit and Compliance Committee. The Board has determined that Mr. Drapeau qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In March 2008, the Board approved the Charter of the Audit and Compliance Committee of the Board, which charter was last amended by the Board in December 2010. The amended charter can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Audit_and_Compliance_Committee.pdf. In 2012, the Audit and Compliance Committee held eleven meetings, including meetings conducted by telephone conference and actions by unanimous written consent. (Please see “2012 Audit and Compliance Committee Report” below.)

Compensation Committee

The Compensation Committee of the Board approves the type and level of compensation for officers and employees of the Company, administers the Company’s stock plans, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee approves all compensation, including equity grants, for the Company’s vice presidents and above, and all equity grants to non-vice president employees and consultants for greater than or equal to 20,000 shares of common stock.

In May 2011, the Board approved the Charter of the Compensation Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Compensation_Committee.pdf. The charter of the Compensation Committee reflects the above-described responsibilities, and the Compensation Committee and the full Board annually review and periodically revise the charter as necessary. The Board has authorized a subcommittee comprised of the Company’s Chief Executive Officer, Executive Vice President of Human Resources and Administration and Senior Vice President and General Counsel to make normative (i.e., consistent with a matrix pre-approved by the Compensation Committee) new hire equity grants of less than 20,000 shares of common stock to non-executive committee employees and consultants. (Please see “Compensation Committee Report” below.) The Compensation Committee is currently composed of Dr. Verwiel and Messrs. Bienaimé and Drapeau, and Dr. Verwiel is currently the Chairman of the committee. Each of Dr. Verwiel and Messrs. Bienaimé and Drapeau are considered to be independent currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Compensation Committee’s membership is determined by the committee and the full Board. In 2012, the Compensation Committee met a total of five times, including meetings conducted by telephone conference.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board develops and implements policies and procedures and oversees corporate governance matters, including the evaluation of Board performance and processes, and recommends qualified candidates for Board membership to the Board for nomination to the Board and election by the stockholders.

For Board membership, the Corporate Governance and Nominating Committee takes into consideration applicable laws and regulations (including the Nasdaq listing standards), diversity, age, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors.

The Corporate Governance and Nominating Committee reviews candidates for director in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. In the case of new director candidates, the Corporate Governance and Nominating Committee determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. The Corporate Governance and Nominating Committee then compiles a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications. All members of the Corporate Governance and Nominating Committee and the Chairman, Chief Executive Officer and President then interview candidates that the Corporate Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board, which votes to elect the nominees.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. Though the committee has not established a formal policy with regard to consideration of director candidates recommended by stockholders, in March 2010 the Board adopted the Amended and Restated Bylaws which, among other things, included modifications to (i) existing provisions providing for advance notice of stockholder nominations to expand the disclosure stockholders must provide regarding themselves when submitting nominations for consideration; (ii) require stockholders nominating directors to disclose the same information about proposed director nominees that would be required if the director nominee were submitting a proposal, and require the director nominees to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s policies and guidelines; (iii) require stockholders to update the disclosures described above as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting or any adjournment or postponement thereof; and (iv) clarify that the requirements set forth in the Amended and Restated Bylaws apply to all stockholder director nominees. The Board believes that such rigorous procedures set forth in the Amended and Restated Bylaws is currently sufficient and the establishment of a formal policy is not necessary. To date, the Corporate Governance and Nominating Committee has not received a director nominee from any stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 no sooner than 120 days and no later than 90 days prior to the anniversary date of the Company’s last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Corporate Governance and Nominating Committee will evaluate any director candidates that are properly recommended by stockholders in the same manner as it evaluates all other director candidates, as described above.

Each of Mr. Bienaimé and Dr. Verwiel joined our Board in March 2012 and was referred to the Company by a third party search firm engaged by the Company. In addition, Mr. Bienaimé was also referred to the Company by several of the Company’s non-management board members.

In May 2011, the Board approved the Charter of the Corporate Governance and Nominating Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Governance_and_Nominating_Committee.pdf. The Corporate Governance and Nominating Committee is currently composed of Drs. Ekman, Healy and Kabakoff. Dr. Kabakoff is currently the Chairman of the committee. Each of Drs. Ekman, Healy and Kabakoff are considered to be independent currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. In 2012, the Corporate Governance and Nominating Committee met four times, including meetings conducted by telephone conference.

Science Committee

In March 2007, the Board created a Science Committee. In July 2007, the Board approved the Science Committee charter, which is posted on our corporate website at http://www.intermune.com/pdf/Science_Committee_Charter.pdf. The Science Committee is composed of Drs. Ekman, Healy and Kabakoff, and Dr. Ekman is currently the Chairman of the committee. In 2012, the Science Committee met two times.

Stockholder Communications with the Board of Directors

The Board provides a procedure for stockholders to send written communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors by certified mail only, c/o the Chairman or Secretary, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005. All such written communications will be compiled by the Chairman or Secretary of the Company and submitted to the Board or the individual directors, as the case may be, within a reasonable period.

Code of Business Conduct and Ethics

The Board has approved a Code of Business Conduct and Ethics, as amended (the “Code”) applicable to all of our employees and to the members of the Board. The purpose of the Code is to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

•	the prompt public disclosure of any waivers under the Code granted to any of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller; and

•	accountability for adherence to the Code.

The Code is available on our corporate website at http://www.intermune.com/pdf/Code_Conduct.pdf. If the Company grants any waiver from a provision of the Code with respect to any Company officer at the level of Vice President or above, the Company will promptly disclose in a Current Report filed with the SEC on Form 8-K the nature of the waiver along with the reasons for the waiver.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board participates in a regular and ongoing assessment of enterprise risk management in consultation with the Company’s senior management including the Chief Executive Officer, the Chief Financial Officer and the General Counsel. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal compliance risk and operational strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Compliance Committee focuses on financial and compliance risks including internal controls. The Audit and Compliance Committee receives an annual risk assessment report from the Company’s external auditors and assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company, working closely with the Company’s legal and regulatory groups. In addition, the Corporate Governance and Nominating Committee monitors the effectiveness of our corporate governance guidelines and governance procedures, including our leadership structure. The Compensation Committee considers risks related to succession planning, the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee regarding risk oversight in their areas of responsibility. The risk oversight functions of the Board and its committees described above do not necessarily have any material effect on the Company’s leadership structure.

Assessment of Compensation Risk

The Compensation Committee has reviewed the Company’s compensation program and believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Although performance-based compensation constitutes a significant percentage of our executives’ overall total compensation (and, the Compensation Committee believes, thereby motivates our executives to help fulfill our corporate mission and vision, including specific and focused Company performance objectives), the non-performance based compensation also is a sufficiently high percentage of overall total compensation that the Compensation Committee does not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation. In addition, a significant portion of executives’ annual, recurring performance-based compensation is in the form of long-term equity incentives that the Compensation Committee does not believe encourages unnecessary or excessive risk because they generally vest over a three to four-year period of time, thereby focusing the executives on the Company’s long-term interests. The Compensation Committee believes that performance-based compensation does not constitute a significant percentage of our non-executive employees’ overall total compensation, and therefore does not encourage such employees to take unnecessary or excessive risk.

By design, the Compensation Committee does not believe our compensation policies and practices for any of our employees, including executives, incentivize excessive risk taking. The Compensation Committee does not believe the base salary component of the Company’s compensation practices encourages risk-taking because it is a fixed amount. The current annual cash incentive program has the following risk-limiting characteristics:

•	Annual cash incentive awards to each employee are limited to a fixed maximum as part of the annual cash incentive program;

•	Awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Annual cash incentive awards are not made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary risks to increase Company stock price; and

•	Members of the Compensation Committee recommend to the Board the final annual cash bonus awards in their discretion, after their review of individual and corporate performance.

In addition, our annual equity incentive award program has the following risk-limiting characteristics:

•

Annual equity grants are awarded based on the recommendation of the Compensation Committee’s independent consultant, which in turn bases its recommendations on market metrics and the practices of pre-defined comparator companies; and

•	Equity awards vest based upon performance over a multiple of years, which aligns the interests of employees to long-term stockholder interests.

As a matter of best practice, the Compensation Committee will continue to monitor our compensation policies and practices.

2012 AUDIT AND COMPLIANCE COMMITTEE REPORT(1)

The Audit and Compliance Committee, currently composed of Mr. Drapeau (Chairman), Mr. Russell and Drs. Kabakoff and Verwiel, oversees the Company’s financial reporting process on behalf of the Board as well legal and compliance matters relating to the Company’s operations. The Audit and Compliance Committee meets with the independent registered public accounting firm, Ernst & Young LLP, with and without management present, to discuss the results of Ernst & Young LLP’s examinations and evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit and Compliance Committee meets with the Company’s General Counsel on a quarterly basis to discuss her respective examination and evaluation of legal and compliance matters relating to the Company’s operations.

The members of the Audit and Compliance Committee are appointed by and serve at the discretion of the Board. The Audit and Compliance Committee held eleven meetings during 2012, including meetings conducted by telephone conference and actions by unanimous written consent.

The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit and Compliance Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management and the unaudited financial statements in the Quarterly Reports on Form 10-Q, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Company’s General Counsel has the primary responsibility for managing compliance and legal matters relating to the Company’s operations, including conducting employee compliance training, interfacing with governmental agencies in connection with various types of inquiries and managing litigation.

The Audit and Compliance Committee, among other things, is responsible for reviewing, approving and managing the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid, and all other matters the Audit and Compliance Committee deems appropriate, including the auditors’ accountability to the Board and the Audit and Compliance Committee. The Audit and Compliance Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit and Compliance Committee under generally accepted auditing standards and those matters required to be discussed by SAS 61, as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, which addresses communications between the Company’s independent registered public accounting firm and the Audit and Compliance Committee.

In addition, the Audit and Compliance Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters and disclosures received in the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has considered the compatibility of non-audit services with the auditors’ independence. The Audit and Compliance Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits and the Audit and Compliance Committee reviewed the Audit and Compliance Committee’s charter. The Audit and Compliance Committee also receives regular updates from the Company’s General Counsel on compliance and legal matters facing the Company.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit and Compliance Committee has also retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

AUDIT AND COMPLIANCE COMMITTEE

Louis Drapeau — Chairman
David S. Kabakoff, Ph.D.
Angus Russell
Frank Verwiel, M.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to serve as the Company’s independent auditors for the year ending December 31, 2013 and has further directed management to submit the Audit and Compliance Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify such appointment, the Board will reconsider its selection.

AUDITOR’S FEES

Pursuant to the Audit and Compliance Committee’s charter, the Audit and Compliance Committee reviews, and prior to initiation of services, pre-authorizes all audit and non-audit services provided to the Company by the Ernst & Young LLP, the Company’s independent registered public accounting firm, and considers the possible effect of any non-audit services on the independence of such auditors. Ernst & Young LLP may not perform any non-audit services except as pre-authorized by the Audit and Compliance Committee or its Chairman. Our Audit and Compliance Committee reviewed and discussed with Ernst & Young LLP the following fees for services rendered for 2012 and 2011 and considered the compatibility of non-audit services with Ernst & Young LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to the Company by Ernst & Young LLP for 2012 and 2011. Other than as set forth below, no professional services were rendered or fees billed by Ernst & Young LLP during 2012 and 2011.

ERNST & YOUNG LLP	2012	2011
Audit Fees(1)	$1,094,839	$1,055,832
Audit-Related Fees	—	—
Tax Fees(2)	—	$161,179
All Other Fees(3)	$19,900	—

Total	$1,114,739	$1,217,011

(1)	Audit fees relate to professional services rendered for the years ended December 31, 2012 and 2011 for the audit of the Company’s financial statements, review of the Company’s interim financial statements, review of SEC registration statements, issuance of comfort letters and consents.

(2)	Tax fees relate to professional services rendered for the fiscal years ended December 31, 2011 in connection with the preparation and review of the Company’s state and federal income tax returns and for general tax advice. No such services were rendered in 2012.

(3)	The other fees relate to professional services rendered by Ernst & Young LLP’s advisory team in Italy for the fiscal year ended December 31, 2012 in connection with a study of incentive plans and subsequent recommendations related to possible bonus plan structures for the workforce of InterMune SRL (the Company’s wholly-owned subsidiary in Italy). The Audit and Compliance Committee has determined that the non-audit services provided by Ernst & Young LLP in 2012 were compatible with maintaining the auditors’ independence. The Audit and Compliance Committee has not pre-authorized the Company to engage Ernst & Young LLP to perform any non-audit services for 2013.

Stockholder ratification of the Audit and Compliance Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit and Compliance Committee and the Board may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee may engage different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

APPROVAL OF INCREASE IN NUMBER OF SHARES OF COMMON STOCK TO

175,000,000 SHARES

The Board has adopted, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 175,000,000 shares. As amended, Article IV, Paragraph A of the Company’s Amended and Restated Certificate of Incorporation would read in its entirety as follows:

“A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Eighty Million (180,000,000) shares. One Hundred Seventy Five Million (175,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except, to the extent the additional authorized shares are issued, for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As of February 28, 2013, 94,915,821 shares of the Company’s 100,000,000 authorized shares of common stock were outstanding or reserved for issuance as follows:

•	approximately 81,616,164 shares of our common stock were outstanding;

•

a total of 5,854,527 shares of our common stock were reserved for issuance upon conversion of our outstanding $155.3 million principal amount of 2.50% convertible senior notes due 2018 (“2018 Notes”) and our outstanding $18.4 million principal amount of 5.00% convertible senior notes due 2015 (“2015 Notes”);

•	options to purchase an aggregate of 4,358,139 shares of our common stock were outstanding;

•

a total of 1,884,450 shares of our common stock were reserved for future issuance under our Amended and Restated 2000 Equity Incentive Plan (excluding the 6,000,000 shares that the Company is seeking approval for in Proposal 4); and

•	a total of 1,202,541 shares of common stock were reserved for future issuance under our Amended and Restated 2000 Employee Stock Purchase Plan.

Accordingly, approximately 5,084,179 shares of common stock remain available for future issuance.

In January 2013, the Company completed a registered underwritten public offering of $120.75 million aggregate principal amount of 2.50% convertible senior notes due 2017 (“2017 Notes”, together with the 2018 Notes and 2015 Notes, the “Notes”). As we described in the prospectus relating to the offering of the 2017 Notes, the maximum number of shares of our common stock into which all the Company’s 2017 Notes may be convertible currently exceeds the number of authorized and unreserved shares of common stock available to the Company to issue upon conversion of the 2017 Notes. Because there are not enough shares of common stock available for issuance upon conversion of the 2017 Notes, the Company will effectively be required to deliver cash in lieu of shares of common stock under the terms of the 2017 Notes. As an accounting matter, during any period in which the Company does not have sufficient authorized but unissued shares of common stock, without giving effect to reserved shares, the Company will be required to account for the conversion feature of the offered 2017 Notes as a derivative. During any period in which the Company is required to use derivative accounting, increases and decreases in the fair value of the conversion feature will result in non-cash charge or credit, respectively, which will affect our reported net income or loss.

Furthermore, the Board has plans to issue the additional shares of common stock primarily to provide equity incentives to employees, consultants, officers and directors, including the 6,000,000 share increase in the Company’s Amended and Restated 2000 Equity Incentive Plan share reserve discussed in Proposal 4. Except with respect to the conversion of the Notes, Amended and Restated 2000 Equity Incentive Plan, and Amended and Restated 2000 Employee Stock Purchase Plan, we currently have no specific understandings, agreements or arrangements, oral or written, that would require us to issue a material amount of new shares of our common stock. However, the Board believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

The Board believes it continues to be in the best interest of the Company and its stockholders to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board’s discretion for various purposes, including, without limitation, in connection with future financings, establishing certain strategic relationships with other companies, expanding the Company’s business through acquisitions, investment opportunities or for other corporate purposes is desirable in order to avoid repeated separate amendments to our Amended and Restated Certificate of Incorporation and the delay and expense incurred in holding special meetings of the stockholders to approve such amendments.

The additional shares of common stock that would become available for issuance if this proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control of management. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Failure to adopt the amendment to our Amended and Restated Certificate of Incorporation would adversely impact our ability to quickly and cost-effectively raise capital through the issuance of equity securities and impair our ability to use our stock to acquire other business or establish strategic relationships with other companies. In addition, as noted above, in order to provide for the settlement of our 2017 Notes in stock, we are required to increase the number of authorized shares we have available for issuance.

Even if the stockholders approve an increase in the number of the Company’s authorized shares, the Company reserves the right not to amend the Amended and Restated Certificate of Incorporation if the Board does not deem such amendment to be in the best interest of the Company and its stockholders following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

APPROVAL OF THE INTERMUNE, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

On January 31, 2000, the Board originally adopted, and on March 20, 2000 our stockholders subsequently approved, the InterMune, Inc. Amended and Restated 2000 Equity Incentive Plan, which was most recently amended and restated by the Board on March 26, 2012 and approved by our stockholders on June 4, 2012 (the “Incentive Plan”). On March 13, 2013, the Board approved an amendment and restatement of the Incentive Plan (the “Restated Plan”) providing for the changes to the Incentive Plan discussed below, subject to approval by our stockholders. We are asking our stockholders to approve the Restated Plan at the Annual Meeting.

The Restated Plan is substantially similar to the current Incentive Plan, except that:

•	The Restated Plan increases the number of shares authorized for issuance from 15,398,320 shares under the current Incentive Plan to 21,398,320 shares, which represents an increase of 6,000,000 shares.

•

The Restated Plan provides that the number of shares available for issuance will be reduced by one share for each share of common stock issued pursuant to a stock option and 1.25 shares (instead of 1.67 shares under the current Incentive Plan) for each share of common stock issued pursuant to a full value award (i.e., a stock purchase award or stock bonus award).

•

The Restated Plan provides that the prohibition on repricing stock options without prior stockholder approval also applies to prohibit the cancellation or acceptance of any outstanding stock option under the Restated Plan in exchange for cash or other stock awards under the Restated Plan.

If this Proposal 4 is approved by our stockholders, the Restated Plan will become effective upon the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal 4, the Restated Plan will not become effective and the Incentive Plan will continue in its current form.

REASONS FOR THE RESTATED PLAN

The Board adopted the Restated Plan to provide the Company with more flexibility in granting equity awards to current and new employees, members of the Board and consultants, and to ensure that the Company can continue to grant equity awards at levels determined appropriate by the Board. The Board believes that the Restated Plan is in the best interest of our stockholders and the Company, as equity awards help to attract, motivate and retain talented employees, non-employee directors and consultants, align employee and stockholder interests, link employee compensation with Company performance, and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our employees and other service providers. If the Board and management were to grant fewer equity awards to employees and other service providers, the Company believes that it would need to provide compensation in other forms (such as cash) to provide a total compensation package that is competitive with other companies.

The Incentive Plan currently provides for an aggregate of 15,398,320 shares to be issued under the Incentive Plan. If this Proposal 4 is approved, a maximum of 21,398,320 shares of common stock will be reserved for issuance under the Restated Plan, which represents an increase of 6,000,000 shares. Such increase represents approximately 7.4% of the outstanding shares of common stock of the Company as of February 28, 2013. As of February 28, 2013, 1,884,450 shares of common stock remained available for issuance under the Incentive Plan.

The addition of the new shares under the Restated Plan, when added to the shares currently available under the Incentive Plan, will support our plans for the 2013-2014 annual equity grant cycle and allow for our projected recruitment and retention grants we expect to make during fiscal year 2013. As a company growing in size in the competitive global pharmaceutical market and often seeking new and talented employees, we believe the requested share increase is reasonable, consistent with comparable companies and necessary to continue to attract, motivate, and retain talented employees, non-employee directors and consultants. The Board believes that the number of shares that would be available for issuance under the Restated Plan, if this Proposal 4 is approved, represents reasonable potential equity dilution and will allow us to make grants that will provide a significant incentive for our employees, non-employee directors and consultants to increase the value of the Company for all stockholders.

The Restated Plan also limits the number of shares available for full value awards (i.e., stock purchase awards or stock bonus awards) by providing that each share issued pursuant to one of these types of awards reduces the number of shares available for grant under the Restated Plan by 1.25 shares. We provide this limit to reflect the greater grant date value of full value award shares as compared to option shares and we believe this ratio appropriately reflects the difference in value.

In addition, the prohibition on cancelling or accepting any outstanding stock option under the Restated Plan in exchange for cash or other stock awards under the Restated Plan is designed to protect our stockholders’ interests and to reflect corporate governance best practices.

FORECASTED UTILIZATION RATES; BURN RATES

In evaluating whether to approve the Restated Plan, the Board considered certain forecasts of equity awards for issuance under the Restated Plan. Management presented the forecasts below for the periods indicated.

Restated Plan	March ‘12 - February ‘13 Actual	March ‘13 - February ‘14 Forecast
Common Shares Outstanding — Ending Balance	81,616,164
Options / Awards Outstanding — Ending Balance	4,576,984	[6,028,174 ]
Shares Available for Award — Beginning Balance	1,635,640	1,884,450
Shareholder Approval — June 2012	1,700,000
Shareholder Approval — May 2013		6,000,000
Allocations
Options	(1,326,771)	(1,794,237)
Other Awards (Stock Purchase/Bonus Awards)	(631,558)	(1,060,377)
Total Allocations	(1,958,329)	(2,854,614)
Adjustments
Cancellations — Add	930,283	—
Other Awards Fungibility Factor — 1.67 between May 15, 2007 and May 30, 2013 and 1.25 after May 30, 2013	(423,144)	(265,094)
Total Adjustments	507,139	(265,094)

Shares Available for Award — Ending Balance	1,884,450	4,764,742

In addition, the Board considered certain forecasts of grant utilization for different categories of grants over the two annual periods beginning March 2012 and ending February 2014, as summarized below. These forecasts included forecasts for executive and employee new hires, annual grants for existing employees, initial and annual grants for non-employee directors, and discretionary grants.

Restated Plan	March ‘12 - February ‘13 Actual	March ‘13 - February ‘14 Forecast
Option Grants
— New Hire	615,370	787,245
— Annual	648,401	964,992
— Director	63,000	42,000
— Discretionary
Subtotal Option Grants	1,326,771	1,794,237
Other Award Grants
— New Hires	246,148	393,112
— Annual	259,460	545,390
— Director	25,950	21,875
— Discretionary	100,000	100,000
Subtotal Other Award Grants	631,558	1,060,377
Total	1,958,329	2,854,614

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards. The forecasts set forth above in this Proposal 4 include embedded assumptions regarding option exercise which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, do not generally publicly forecast. In evaluating these forecasts, the Board recognized the high variability inherent in these assumptions.

However, we have included a summary of these forecasts to give our stockholders access to certain information that was considered by the Board for purposes of evaluating the approval of the Restated Plan. These forecasts inherently reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in our Annual Report on Form 10-K for the year ended December 31, 2012.

Information for Burn Rate Calculations

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2012.

Fiscal Year 2012
Stock Options Granted	1,338,291
Other Awards Granted	636,166
Stock Options Cancelled	507,478
Other Awards Cancelled	105,458
Weighted-Average Shares of Common Stock Outstanding During Fiscal Year 2012	65,728,000
Shares of Common Stock Outstanding at Fiscal Year End	66,050,183

Information as of February 28, 2013

The following table provides certain additional information regarding the Incentive Plan, which is our only active equity incentive plan, as of February 28, 2013.

As of February 28, 2013
Total Stock Options Outstanding	4,358,139
Total Other Awards Outstanding	784,929
Total Common Stock Outstanding	81,616,164
Closing Price of Common Stock as Reported on NASDAQ Global Select Market	$8.87
Weighted-Average Exercise Price of Stock Options Outstanding	$16.5
Weighted-Average Remaining Term of Stock Options Outstanding	4.4 years
Total Shares Available for Grant under the Incentive Plan	1,884,450

SUMMARY OF RESTATED PLAN

The material features of the Restated Plan are summarized below. The following description of the Restated Plan is a summary only and stockholders are encouraged to read the full text of the Restated Plan, which is attached as Appendix B to this proxy statement. The summary is qualified in its entirety by reference to the full text of the Restated Plan.

General

The Restated Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonus awards and stock purchase awards (collectively “awards”). Incentive stock options granted under the Restated Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). Nonstatutory stock options granted under the Restated Plan are not intended to qualify as incentive stock options under the IRC. (See “Federal Income Tax Information” for a discussion of the tax treatment of awards.)

Purpose

The Board adopted the Restated Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to benefit from increases in the value of our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

Administration

The Board administers the Restated Plan. Subject to the provisions of the Restated Plan, the Board has the power to construe and interpret the Restated Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The Board has the power to delegate administration of the Restated Plan to a committee, composed of one or more members of the Board. The Board may also delegate to a committee of one or more officers of the Company the authority to grant or amend options to non-executive committee level employees. The Board has delegated administration of the Restated Plan to the Compensation Committee of the Board. As used herein with respect to the Restated Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

Stock Subject to the Restated Plan

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Restated Plan will not exceed 21,398,320 shares, which includes an increase of 6,000,000 shares from the shares reserved for issuance under the Incentive Plan. Effective as of May 30, 2013, the number of shares available for issuance under the Restated Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option under the Restated Plan, and (ii) 1.25 shares for each share of common stock issued pursuant to a stock purchase award or stock bonus award under the Restated Plan.

If awards granted under the Restated Plan expire or otherwise terminate without being exercised in full, or if shares of common stock issued under an award are forfeited to or repurchased by us (including because of the failure to meet a contingency or condition required to vest such shares) or if shares are not issued or reacquired by us to cover tax withholding obligations for stock purchase awards or stock bonus awards, the shares of common stock not issued pursuant to such awards, or forfeited or repurchased, or reacquired by us will again become available for issuance under the Restated Plan. Effective as of May 30, 2013, to the extent there is a share of common stock issuable pursuant to a stock purchase award or stock bonus award under the Restated Plan and such share of common stock again becomes available for issuance under the Restated Plan as described in the preceding sentence, then the number of shares of common stock available for issuance under the Restated Plan will increase by 1.25 shares.

If shares of common stock are not issued or reacquired by us to cover tax withholding obligations for options or if any shares subject to a stock award are not delivered because the stock award is exercised through a reduction of shares subject to the option (i.e., “net exercised”), the number of shares subject to the award that are not delivered shall not remain available for subsequent issuance under the Plan. Additionally, any shares used as consideration for the exercise of an Option or any shares repurchased by the Company on the open market with the proceeds of an Option exercise price will no longer be available for issuance under the Plan

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of common stock issuable under the Restated Plan pursuant to the exercise of all incentive stock options may not exceed 10,000,000 shares.

Eligibility

Incentive stock options may be granted under the Restated Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Restated Plan. All of the approximately 254 employees (including 6 executive officers), 146 consultants and all of the seven non-employee directors of the Company as of February 28, 2013 are eligible to participate in the Restated Plan. While the Restated Plan provides that consultants of the Company and its affiliates are eligible to participate in the Restated Plan, except in limited circumstances, consultants are normally not granted equity awards by the Company. As of February 28, 2013, we do not have any such consultants participating in the Restated Plan.

No incentive stock option may be granted under the Restated Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price of the option is at least 110% of the fair market value of the common stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Restated Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

Subject to adjustment for certain changes in our capitalization, no employee may be granted options under the Restated Plan covering more than 1,000,000 shares of common stock during any calendar year (“Section 162(m) Limitation”). The Section 162(m) Limitation is designed to allow us to grant options that are intended to be exempt from the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the IRC.

Terms of Options

The following is a description of the permissible terms of options under the Restated Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 100% of the fair market value of the stock on the date of grant.

The exercise price of options granted under the Restated Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment or other similar arrangement, (iii) by a “net exercise” of the option, (iv) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of shares, results in either the receipt of cash by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, or (v) in any other form of legal consideration acceptable to the Board.

Option Exercise. Options granted under the Restated Plan may become exercisable in cumulative increments (“vest”) as determined by the Board at the rate specified in the option agreement. Shares covered by different options granted under the Restated Plan may be subject to different vesting schedules as the Board may determine. The Board also has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Restated Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares if the participant’s employment by, or service as a director or consultant to, the Company or an affiliate (collectively, “service”) terminates before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company or by a combination of these means.

Term. The maximum term of options under the Restated Plan is seven years, except that in certain cases (see “Eligibility” above) the maximum term is five years. Options under the Restated Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the IRC), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following such termination; (ii) such termination is due to the participant’s death or the participant dies within three months after termination of service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months following the participant’s death by the participant’s estate, by a person who acquired the right to exercise the option by bequest or inheritance or by the participant’s designated beneficiary; or (iii) the option by its terms specifically provides otherwise. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service. In no event may an option be exercised after its original expiration date.

A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service (other than upon death or disability) would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), then the option will terminate on the earlier of (i) the expiration of the term of the option, or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Transferability. A participant may not transfer an incentive stock option other than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable generally to the extent provided in the stock option agreement, although a nonstatutory stock option may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate. A participant may designate a beneficiary who may exercise an option following the participant’s death.

Terms of Stock Purchase Awards

Payment. The Board determines the purchase price under a stock purchase award, but the purchase price may not be less than the par value of the shares subject to the stock purchase award. The purchase price of common stock acquired pursuant to a stock purchase award under the Restated Plan must be paid either (i) in cash at the time of purchase, (ii) at the discretion of the Board, pursuant to a deferred payment or other similar arrangement or (iii) in any other form of legal consideration acceptable to the Board.

Vesting. Shares of common stock acquired under a stock purchase award may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a stock purchase award under the Restated Plan. In the event of a participant’s termination of service, the Company has the right to repurchase or otherwise reacquire any shares held by the participant that have not vested as of the date of termination under the terms of the stock purchase award agreement.

Restrictions on Transfer. Rights under a stock purchase award may not be transferred except as expressly authorized by the terms of the applicable stock purchase award agreement, provided that a right to receive shares pursuant to a stock purchase award may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration.

Terms of Stock Bonus Awards

Payment. A stock bonus award may be granted in consideration of past service without a cash payment.

Vesting. Shares of common stock awarded under a stock bonus award may, but need not be, subject to forfeiture to the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a stock bonus award under the Restated Plan. In the event of a participant’s termination of service, the Company may receive pursuant to a forfeiture condition any shares held by the participant that have not vested as of the date of termination under the terms of the stock bonus award agreement.

Restrictions on Transfer. Rights under a stock bonus award may not be transferred except as expressly authorized by the terms of the applicable stock bonus award agreement, provided that a right to receive shares pursuant to a stock bonus award may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration.

Full Value Award Limitations

Except as may be determined by the Board in the event of a participant’s death, disability, retirement or termination of employment or in connection with a change in control event, all stock purchase awards and stock bonus awards granted to employees or consultants must vest over a period of not less than three years following the date of grant or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated. These vesting limitations will not apply to stock purchase awards and stock bonus awards that result in the issuance of up to 10% of the shares of common stock available for issuance under the Restated Plan.

Awards to Non-Employee Directors

The Restated Plan provides that the Board may grant stock awards to non-employee directors pursuant to a written non-discretionary formula established by the Board, which will set forth the type of stock award(s) to be granted to non-employee directors, the number of shares of common stock to be subject to such awards, and the conditions on which such awards will be granted, become exercisable and/or payable and expire. The Board’s current policy with respect to stock awards granted to non-employee directors is described under “Director

Compensation” below. If this Proposal 4 is approved by our stockholders, initial and annual stock awards automatically will be granted to non-employee directors under the Restated Plan consistent with the Board’s current policy.

Changes to Capital Structure

Certain capitalization adjustments not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class(es) and number of shares of common stock subject to the Restated Plan and outstanding awards. In that event, the Board will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Restated Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options under the Restated Plan; (iii) the class(es) and maximum number of securities that may be awarded to any employee under the Restated Plan pursuant to the Section 162(m) Limitation; and (iv) the class(es) and number of securities and price per share of common stock subject to outstanding awards.

Effect of Certain Corporate Transactions

In the event of (i) a sale, lease or other disposition of all or substantially all of the securities or assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (collectively, “corporate transaction”), any surviving or acquiring corporation may assume awards outstanding under the Restated Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by participants whose service with the Company or an affiliate has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to the effective date of the corporate transaction. Any other stock awards outstanding under the Restated Plan will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction.

Repricing Limitation

The Board may not, without first obtaining the approval of the Company’s stockholders (i) reduce the exercise price of any outstanding option under the Restated Plan, (ii) cancel any outstanding option under the Restated Plan and replace it with an option with a lower exercise price, cash or other stock award under the Restated Plan, (iii) accept any outstanding option under the Restated Plan in exchange for a new option with a lower exercise price, cash or other stock award under the Restated Plan, or (iv) take any other action that is treated as a repricing under generally accepted accounting principles.

Duration, Amendment and Termination

The Board may suspend or terminate the Restated Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Restated Plan will terminate on June 4, 2022. However, no suspension or termination of the Restated Plan may impair the rights of a participant with respect to any outstanding award without the participant’s written consent.

The Board may amend the Restated Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent such approval is necessary to satisfy the requirements of Section 422 of the IRC, Rule 16b-3 under the Exchange Act or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Restated Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the IRC regarding the exclusion of qualified performance-based compensation from the limitation on the deductibility of compensation paid to certain executive officers. However, no amendment of the Restated Plan may impair the rights of a participant with respect to any outstanding award without the participant’s written consent.

The Board may amend the terms of an outstanding award under the Restated Plan at any time, provided that no amendment of an award may impair the rights of a participant without the participant’s written consent.

Federal Income Tax Information

The following is a general summary under current law of the material U.S. federal income tax consequences with respect to awards granted under the Restated Plan. This summary is provided only for general information purposes and it does not cover, among other things, state and local tax treatment of participants in the Restated Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summarized tax information is not tax advice.

Incentive Stock Options. Incentive stock options under the Restated Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the IRC.

There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Option, Stock Purchase Awards and Stock Bonus Awards. Nonstatutory stock options, stock purchase awards and stock bonus awards granted under the Restated Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid, if any, for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Potential Limitation on Company Deductions. Section 162(m) of the IRC (“Section 162(m)”) denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards granted under the Restated Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Department of Treasury Regulations issued under Section 162(m), for compensation attributable to stock options granted under the Restated Plan to qualify as “performance-based compensation” under Section 162(m), among other things, the option must be granted by a compensation committee comprised solely of “outside directors” as defined under Section 162(m).

While we believe it is in the best interests of the Company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m), in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m). Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m), we cannot guarantee that such compensation ultimately will be deductible by us.

Section 409A of the IRC. Certain types of awards under the Restated Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the IRC (“Section 409A”). Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the Restated Plan will be structured and interpreted to comply with, or be exempt from, Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A.

NEW PLAN BENEFITS

The following table sets forth the number of shares subject to stock options and other stock awards that will be received by or allocated to each of the individuals and the various groups indicated, to the extent that such amounts are determinable. Awards granted to our employees (including officers), non-employee directors and consultants under the Restated Plan are discretionary and are not subject to set benefits or amounts under the terms of the Restated Plan. Although awards granted to our non-employee directors are not subject to set benefits or amounts under the terms of the Restated Plan, the Restated Plan provides that the Board may grant stock awards to non-employee directors pursuant to a written non-discretionary formula established by the Board. The Board’s current policy with respect to stock awards granted to non-employee directors is described under “Director Compensation” below.

Amended and Restated 2000 Equity Incentive Plan
Name and Position	Number of Shares Subject to Awards
Daniel G. Welch(1)	*
Chairman, Chief Executive Officer and President

John Hodgman(1)	*
Executive Vice President and Chief Financial Officer

Jonathan L. Leff(1)	*
Executive Vice President, Research and Development

Robin Steele(1)	*
Senior Vice President, General Counsel and Corporate Secretary

Giacomo Di Nepi(1)	*
Executive Vice President and Managing Director, Europe

All Current Executive Officers as a Group(1)	*

All Current Non-Executive Directors as a Group(2)	59,500

All Employees as a Group (including all current non-executive officers) (1)	*

(1)	The amounts allocable under the Restated Plan to our executive officers and employees are not determinable because the Restated Plan does not provide for set benefits or amounts with respect to awards granted under the Restated Plan.

(2)	On the day following the Annual Meeting, each of our non-employee directors who continues to serve on the Board as of such date will be granted an award of 2,500 shares of restricted stock and an option to purchase 6,000 shares of the Company’s common stock under the Restated Plan, consistent with the Board’s current policy as described under “Director Compensation” below, unless the Board amends the current policy prior to such date. We have determined that the number of shares subject to other stock awards to be granted to our non-employee directors in the future is not determinable since the current policy may be amended by the Board at any time, we cannot predict the number of non-employee directors we will have in the future, and the Restated Plan does not limit our ability to make discretionary grants to directors.

PLAN BENEFITS

The following table sets forth, for each of the individuals and the various groups indicated, the number of shares subject to stock options and other stock awards (restricted stock awards and restricted stock unit awards) that have been granted under the Incentive Plan since its adoption in 2000 through February 28, 2013.

Amended and Restated 2000 Equity Incentive Plan
Name and Position	Number of Shares Subject to Options	Number of Shares Subject to Other Stock Awards
Daniel G. Welch	1,767,500	419,500
Chairman, Chief Executive Officer and President

John Hodgman	315,000	94,666
Executive Vice President and Chief Financial Officer

Jonathan L. Leff	198,000	79,200
Executive Vice President, Research and Development

Robin Steele	328,583	108,166
Senior Vice President, General Counsel and Corporate Secretary

Giacomo Di Nepi	215,000	36,000
Executive Vice President and Managing Director, Europe

All Current Executive Officers as a Group	2,886,583	762,532

All Current Non-Executive Directors as a Group	57,000	31,008

Each Nominee for Director	0	0

Each Associate of any Director, Executive Officer or Nominee	0	0

Each Other 5% Holder or Future 5% Recipient	0	0

All Employees as a Group (including all current non-executive officers)	17,490,608	3,425,422

Equity Compensation Plan Information

The following table shows certain information with respect to our equity compensation plans as of December 31, 2012:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	15,685,958	$16.9062	18,264,042(1)

Equity compensation plans not approved by security holders	0	0	0

Total	15,685,958	$16.9062	18,264,042

(1)	Includes 1,202,541 shares of the Company’s common stock available for issuance under the Company’s Amended and Restated 2000 Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2013 (except as otherwise noted) by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company based on publicly available records to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and, in the Case of Greater Than 5% Stockholders, Address of Beneficial Owner	Number of Shares	Shares Issuable Under Options Exercisable Within 60 Days of February 28, 2013	Percent of Total Outstanding Shares Beneficially Owned
Fidelity Management & Research Company LLC(2)	8,467,403	—	10.4%
82 Devonshire Street Boston, MA 02109
Deerfield Management Company, L.P.(3)	6,708,558	—	8.2
780 Third Avenue, 37th Floor New York, NY 10017
QVT Financial LP(4)	5,867,665	—	7.2
1177 Avenue of the Americas, 9th Floor New York, NY 10036
Sectoral Asset Management, Inc.(5)	5,410,922		6.6
2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada
BlackRock, Inc.(6)	4,335,085		5.3
40 East 52nd Street New York, NY 10022
T. Rowe Price(7)	4,095,800		5.0
100 East Pratt Street Baltimore, MD 21202
Daniel G. Welch	183,260	1,057,952	1.5
John C. Hodgman	50,130	127,659	*
Jonathan A. Leff	74,225	54,833	*
Robin Steele	33,124	70,732	*
Giacomo Di Nepi	98,549	58,906	*
Louis Drapeau	4,500	92,000	*
Lars G. Ekman, M.D., Ph.D.	2,500	125,003	*
James I. Healy, M.D., Ph.D.	10,549	178,335	*
David S. Kabakoff, Ph.D.	37,502	73,000	*
Jean-Jacques Bienaime	6,725	9,750	*
Frank Verwiel, M.D.	6,725	9,750	*
Angus Russell	7,558	12,750	*
All executive officers and directors as a group	540,347	1,870,670	2.9

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders, and Schedule 13D’s and 13G’s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 81,616,164 shares outstanding on February 28, 2013, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o InterMune, Inc. at the address on the first page of this proxy statement.

(2)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of the 8,416,090 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The beneficial ownership of one investment company, Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, amounted to 51,313 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 8,416,090 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2013 by Deerfield Mgmt, L.P. (“Deerfield Mgmt”). Deerfield Mgmt is the general partner of Deerfield Partners, L.P. and Deerfield International Master Fund, L.P. (collectively, the “Deerfield Funds”), which collectively beneficially own 6,708,558 shares of Common Stock, comprised of any aggregate of 4,961,073 shares of Common Stock and 1,747,485 shares of Common Stock underlying convertible bonds. Deerfield Management Company, L.P. is the investment advisor of the Deerfield Funds and maybe deemed to beneficially 6,708,558 shares of Common Stock. Mr. James E. Flynn is the general partner of Deerfield Mgmt, and individually owns 10,000 shares of Common Stock. Through Mr. Flynn’s control over Deerfield Mgmt he beneficially owns 6,718,558 shares of Common Stock.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2013 by QVT Financial LP (“QVT Financial”). QVT Financial is the investment manager for QVT Fund LP and other private investment funds (collectively, the “Funds”), which beneficially owns 5,867,665 shares of Common Stock, consisting of 5,698,544 shares of Common Stock and an additional 169,121 shares of Common Stock issuable upon conversion of the Issuer’s convertible notes. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Funds, may be deemed to beneficially own the aggregate number of shares of Common Stock owned by the Funds, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 5,867,665 shares of Common Stock.

(5)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2013 by Sectoral Asset Management Inc. (“Sectoral”), Jérôme G. Pfund and Michael L. Sjöström. Sectoral is a registered investment adviser and a parent holding company or control person. Sectoral, in its capacity as an investment adviser, has the sole right to dispose of or vote the shares. Jérôme G. Pfund and Michael L. Sjöström, together, hold a majority of shares of Sectoral. Sectoral and Messrs. Pfund and Sjöström disclaim beneficial ownership of the shares held by Sectoral.

(6)	Based upon a Schedule 13G/A filed with the SEC on February 6, 2013 by BlackRock, Inc. (“BlackRock”). BlackRock is a registered investment advisor. BlackRock has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, the 4,335,085 shares. BlackRock is a parent holding company or control person.

(7)	Based upon a Schedule 13G filed with the SEC on February 7, 2013 by T. Rowe Price (“Price Associates”). Price Associates is a registered investment advisor. Price Associates has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, the 4,095,800 shares. Price Associates is a parent holding company or control person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, with the exception of a late Form 4 filing for Dr. Jonathan A. Leff with respect to one (1) transaction which was subsequently reported on a Form 4 on April 17, 2012 and a late Form 4 filing for each of two directors, Mr. Jean-Jacques Bienaimé and Dr. Frank Verwiel, with respect to one (1) transaction each, which were subsequently reported on Forms 4 on April 13, 2012.

DIRECTOR COMPENSATION

Compensation of Directors

Directors, other than the Lead Independent Director, who are neither employees of nor consultants to the Company (each, a “non-employee director”) receive an annual retention fee of $50,000, paid on a quarterly basis. The Lead Independent Director receives an annual retention fee of $75,000, paid on a quarterly basis. Effective as of the fourth quarter of 2011, the Chairman of the Audit/Compliance Committee is paid an additional annual fee of $20,000, paid on a quarterly basis; the Chairman of the Compensation Committee is paid an additional annual fee of $15,000, paid on a quarterly basis; and each of the Chairmen of the Corporate Governance & Nominating Committee and the Science Committee is paid an additional annual fee of $10,000, paid on a quarterly basis. Furthermore, each director is paid, on a quarterly basis, an additional $5,000 per year for each committee he or she serves on with the exception of the Compensation Committee where each director is paid an additional $7,500 per year for serving on such committee.

During 2012, the Company paid an aggregate of $526,666.00 for such retention fees. In accordance with Company policy, directors are also reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. During 2012, the Company paid an aggregate of approximately $17,718.00 for such expenses.

Option Grants. Prior to June 1, 2012, options for common stock were granted under the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and restricted stock were granted under the Incentive Plan pursuant to a policy adopted by the Company’s Board. Since June 1, 2012, the Company uses the Incentive Plan to grant options for common stock and restricted stock to non-employee directors pursuant to a written non-discretionary formula established by the Board, which sets forth the type of stock award(s) to be granted to non-employee directors, the number of shares of Common Stock subject to such awards, and the conditions on which such awards are granted, become exercisable and/or payable and expire. Currently, options for common stock and restricted stock grants are made under the Incentive Plan pursuant to the following policy adopted by the Company’s Board:

•

each non-employee director is granted an initial award of 3,600 shares of restricted stock and an option to purchase 9,000 shares of the Company’s common stock (the “Initial Grants”) and additionally, each non-employee director who is initially appointed to the Board after the date of the annual grant described below but before the date of the next annual meeting of stockholders will receive a pro-rated award of up to 2,500 shares of restricted stock and an option to purchase a pro-rated portion of up to 6,000 shares for the portion of the year between such appointment and the next annual meeting;

•

on the day following each annual meeting of the Company’s stockholders, each non-employee director is automatically granted an award of 2,500 shares of restricted stock and an option to purchase 6,000 shares of the Company’s common stock; and

•

on the day following each annual meeting of the Company’s stockholders, if the Company has a non-employee Chairman of the Board, such Chairman is automatically granted, in addition to the annual option grant as a non-employee director, an award of 2,000 shares of restricted stock and an option to purchase 5,000 shares of the Company’s common stock and any person who is appointed as Chairman of the Board after the date of this annual grant but before the date of the next annual meeting of stockholders will receive a pro-rated award of up to 2,000 shares of restricted stock and an option to purchase a pro-rated portion of up to 5,000 shares for the portion of the year between such appointment and the next annual meeting.

These restricted stock awards and option grants are non-discretionary and are granted under the Incentive Plan and the Board’s policy without further action by the Company, the Board or its stockholders other than with respect to the initial grant of stock options and restricted stock awards where such grants are confirmed and approved by the Stock Option Granting Committee (a subcommittee convened on the grant of authority by the Compensation Committee of the Board) on the fifth business day of each calendar month.

Vesting. For grants to a non-employee director in his or her capacity as a director, as long as the non-employee director continues to serve with the Company or any of its affiliates (whether in the capacity of a director, consultant or employee): (i) each Initial Grant of an option will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares subject to the option while the Initial Grant of restricted stock vests in three equal annual installments, and (ii) each annual option grant to purchase 6,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option while the annual restricted stock award grant vests in full on the date of the next annual meeting.

In the event the Company has a non-employee Chairman of the Board, such Chairman, in his or her capacity as Chairman, as long as such person continues to serve with the Company as Chairman, each option granted for 5,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option and each grant of 2,000 shares of restricted stock vests annually.

If an annual grant to a non-employee director or the Chairman of the Board is pro-rated because that person was appointed as a non-employee director or the Chairman of the Board, as the case may be, after the annual grant date, then the vesting schedule for that grant will be adjusted so that the pro-rated number of shares will vest in equal monthly installments between the grant date of the option and the Company’s next annual meeting of stockholders.

Exercise Price. Options have an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date.

On June 4, 2012, the Company granted options to purchase an aggregate of 48,000 shares under the Incentive Plan in the individual amounts of: 6,000 each to Mr. Bienaimé, Mr. Drapeau, Dr. Ekman, Dr. Healy, Dr. Kabakoff, Mr. Leff, Mr. Russell and Dr. Verwiel having a per share exercise price equal to $10.10, the closing trading price of the Company’s common stock on the grant date. In addition, on June 4, 2012, the Company granted an aggregate of 20,000 shares of restricted stock under the Incentive Plan in the individual amounts of 2,500 shares each to Mr. Bienaimé, Mr. Drapeau, Dr. Ekman, Dr. Healy, Dr. Kabakoff, Mr. Leff, Mr. Russell and Dr. Verwiel. On April 6, 2012, in connection with each of their appointments to our Board of Directors, the Company granted to each of Mr. Bienaimé and Dr. Verwiel options to purchase 10,500 shares having a per share exercise price equal to $15.28, the closing trading price of the Company’s common stock on the grant date. These shares were issued under the Directors’ Plan (which has since been terminated in connection with Annual Meeting of the stockholders held on June 4, 2012). Additionally, each of Mr. Bienaimé and Dr. Verwiel received 4,225 shares of restricted stock on April 6, 2012. These shares were issued under the Incentive Plan.

Director Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our non-employee members of the Board for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Jean-Jacques Bienaimé(3)	42,292	89,808	150,808	282,908
Louis Drapeau	77,500	25,250	38,680	141,430
Lars Ekman, M.D., Ph.D.	88,750	25,250	38,680	152,680
James Healy, M.D., Ph.D.	65,000	25,250	38,680	128,930
David Kabakoff, Ph.D.	75,000	25,250	38,680	138,930
Jonathan Leff(4)	67,500	25,250	38,680	131,430
Angus Russell	63,333	25,250	38,680	127,263
Frank Verwiel, M.D.(5)	47,292	89,808	150,808	287,908

(1)	Represents the Accounting Standards Codification (“ASC”) Topic 718 grant date fair value of restricted stock awards granted in calendar 2012. For a description of the assumptions made to arrive at these amounts, please see Note 13 to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each of the following current non-employee directors held the following number of shares of restricted stock: Mr. Bienaime – 6,100; Mr. Drapeau – 2,500; Dr. Ekman – 2,500; Dr. Healy – 2,500; Dr. Kabakoff – 2,500; Mr. Russell – 4,900; Dr. Verwiel – 6,100 shares.

(2)	Represents the Accounting Standards Codification (“ASC”) Topic 718 grant date fair value of each option granted in calendar 2012. For a description of the assumptions made to arrive at these amounts, please see Note 13 to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each of the following current non-employee directors held options to purchase the respective number of shares of the Company’s common stock: Mr. Bienaimé – 16,500; Mr. Drapeau – 93,000; Dr. Ekman – 126,003; Dr. Healy – 194,335; Dr. Kabakoff – 74,000; and Mr. Russell – 18,500; Dr. Verwiel – 16,500 shares.

(3)	Mr. Bienaimé joined the Board on March 26, 2012.

(4)	Mr. Leff left the Board on November 26, 2012.

(5)	Dr. Verwiel joined the Board on March 26, 2012.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of the Company’s Compensation Program

The Compensation Committee (the “Committee”), composed entirely of independent directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules, administers the Company’s executive and equity compensation programs. The Committee (i) oversees the Company’s compensation and benefit plans and policies, (ii) administers its stock plans (including reviewing and approving equity grants to all Company employees and making recommendations to the Board of Directors of the Company (the “Board”) for equity grants to the Company’s executive officers) and (iii) reviews annually all compensation matters relating to the Company’s executive officers, including the five executives listed below, who we refer to as our “Named Executive Officers,” and makes recommendations to the Board, which has responsibility for approving all compensation matters relating to the Company’s executive officers, including our Chief Executive Officer, who we sometimes refer to as our “CEO.” The Company’s Named Executive Officers for 2012 are our principal executive officer, principal financial officer and the three other most highly compensated executive officers as of December 31, 2012, who are:

•	Daniel G. Welch, Chairman, Chief Executive Officer and President;

•	John Hodgman, Executive Vice President and Chief Financial Officer;(1)

•	Jonathan Leff, Executive Vice President, Research and Development;

•	Robin Steele, Senior Vice President, General Counsel and Corporate Secretary;(2) and

•	Giacomo Di Nepi, Executive Vice President and Managing Director, Europe;(3)

(1)	Mr. Hodgman’s title was changed from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer in March 2013.

(2)	In March 2013, Ms. Steele determined that she will resign her position as Senior Vice President, General Counsel and Corporate Secretary effective two months following the appointment of a successor, which is anticipated to occur during the second half of 2013. In connection with her departure from the Company, Ms. Steele has entered into a separation and transition arrangement with the Company, pursuant to which she has agreed to act as a consultant to the Company for a period of twelve months to aide in the transition of her duties to her successor.

(3)	Mr. Di Nepi’s title was changed from Senior Vice President and Managing Director, Europe to Executive Vice President and Managing Director, Europe in March 2013.

Executive Summary

Stockholder Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Stockholders, our advisory vote on executive compensation passed by 50.9% of votes cast for the proposal (excluding abstentions). The vote outcome was concerning to the Company, our Board and our Committee. We used a comprehensive approach to gather feedback from our major stockholders regarding our executive compensation programs. Our goal in soliciting feedback was to (1) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views that underpinned the ultimate outcome of the 2012 advisory vote on executive compensation, and (3) discuss our stockholders’ views on potential changes to our compensation programs that could completely or meaningfully address concerns they had. Our outreach efforts included the following:

•	comprehensive discussions with institutional stockholders,

•	in-depth discussions with proxy advisory firms including Institutional Stockholder Services and Glass Lewis,

•	review of written correspondence submitted by institutional stockholders to the Board of Directors,

•	examination of reports and analyses issued by proxy advisory services,

•	analysis of compensation practices at peer companies,

•	review of emerging compensation “best practices” in the U.S., with a focus toward companies of similar size, and

•	solicitation of advice from the Committee’s independent compensation consultant.

As part of its ongoing evaluation of all elements of our executive compensation program, the Committee carefully considered the extensive feedback and in response to this stockholder feedback the Committee took the actions described below.

Primary Stockholder Concern or Request	Committee Response

Disapproval of or discomfort with the peer group we used when making 2011 compensation decisions

•    We have carefully examined and made changes to our peer group for 2012 and 2013 to more closely match specifically identified attributes of our company. We changed our peer group for purposes of setting 2012 compensation and again changed our peer group for purposes of setting 2013 compensation to focus on similarly-sized life sciences companies with revenues generally less than $200 million (when our trailing 12-month revenues were $33.4 million), market capitalization between $200 million and $2 billion (when our market capitalization thus far in 2012 had been between $500 million and $2 billion), headcount generally less than 500 employees (when our headcount was 211 employees) and a product on the market (or expected to receive approval soon) to ensure our peer group reflects similarly-sized companies at a similar stage of development and of similar complexity. None of the companies in the peer group used to make 2012 compensation decisions were in the peer group used to make 2013 compensation decisions.

•    We lowered the target utilized for purposes of determining equity compensation from the 60th percentile to the 50th percentile of our peer group, which represents an approximate 30% decrease in value transferred compared to last year’s equity awards, in order to better align compensation with where our company size falls within the peer group.

Request for an enhanced link between pay and performance in the design of our compensation programs (including granting of a portion of our equity awards that vest based on specific performance objectives)

•    We changed our long-term incentive program to include performance-based restricted stock awards that vest only upon the achievement of rigorous and pre-determined performance objectives during a two-year performance period, in addition to continued service over a period of time, further tying our executives’ compensation to our measurable performance. For 2013, the Committee expects to grant an even greater percentage of our CEO’s equity awards in the form of awards that vest based on achieving pre-determined performance objectives.

•    The compensation of our CEO was aligned with company performance in 2012. Our CEO’s bonus compensation is based 80% on the achievement of the corporate objectives and 20% on the achievement of individual objectives that were defined at the beginning of 2012 and deemed important to the long-term value of the Company. During 2012, the Company did not achieve all of its corporate objectives and as a result, our CEO’s bonus compensation was below his target bonus.

•    For 2013, no portion of our CEO’s annual performance-based cash bonus will be tied to individual objectives and 100% of his bonus will be tied to the achievement of specified corporate objectives.

Primary Stockholder Concern or Request	Committee Response

Questioning of the large number of corporate objectives in our annual cash bonus program

•    In 2012, we changed our annual performance-based cash bonuses to be dependent on a significantly lower number of corporate objectives by streamlining the list in order to target those core objectives pivotal to the success of the company. Our bonuses were dependent on sixty-five corporate objectives in 2011. For 2012, our bonuses were dependent on seven core corporate objectives.

Disfavoring our 2010 retention program

•    Our 2010 retention program was a one-time program established after our Complete Response Letter from the FDA in May of that year regarding Esbriet. The objective of this program was to achieve critical business objectives after our workforce reduction of 50% in mid-2010 and through June 2012. We determined that it was not appropriate to cancel the remaining incentive payment due under the retention program because we committed to these incentives in 2010, they served an important purpose and no further bonuses would be paid under the program after 2012.

•    We did not make any other discretionary cash bonus payments in 2012 and no similar retention bonus program exists for Named Executive Officers at this time.

Disfavoring the excise tax gross-up in Mr. Welch’s 2003 agreement

•    Mr. Welch’s agreement is the only agreement with a gross-up provision and it was entered into at a time when excise tax gross-up provisions were a more common pay practice. We committed not to enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to executives are considered “excess parachute payments” subject to excise tax, but we believe it is important to honor promises in agreements we entered into in prior years.

Request for the adoption of stock ownership guidelines for our executive officers

•    We adopted stock ownership guidelines for our executive officers and our non-employee directors, requiring them to hold a minimum value in shares in relation to their salary or annual cash retainer, respectively. We believe this change leads to executive officers and non-employee directors having an even greater financial stake in our company, thereby further aligning their interests with those of our stockholders.

Significant 2012 Business and Development Highlights

The highlights of our company performance for 2012 include:

•	Our Esbriet launch in Germany was among the top five most successful orphan drug launches in that country.

•	In November 2012, we achieved the commercial launch of Esbriet in France, Europe’s second largest pharmaceutical market.

•	In the fourth quarter of 2012, we achieved the fifth consecutive quarter of Esbriet revenue growth since the initial launch in Europe in September of 2011.

•

During 2012, we made significant progress with our important pricing and reimbursement discussions in a number of European countries. At year-end we had successfully secured attractive pricing and reimbursement for Esbriet in nine European countries: Austria, Belgium, Denmark, France, Germany, Iceland, Luxembourg, Norway and Sweden. We view this progress as significant because it was achieved in the midst of what many view as Europe’s most difficult economic period in decades, and a period in which new and more challenging processes for reviewing new medicines and their value have been implemented in a number of countries.

•

Progress made in 2012 led to the successful conclusion in early 2013 of pricing and reimbursement discussions in Italy and in the England; two of the so-called Top 5 EU markets bringing the number of Top 5 countries successfully priced and reimbursed in Europe to four.

•	After approval to market Esbriet was granted in Canada in October 2012, we established our first commercial presence in North America and launched the product in January 2013.

•	We expanded our commercial infrastructure to support launches in the mid-sized EU countries. At the end of 2012, we had 118 employees in Europe.

Commitment to Pay-for-Performance

We believe a significant portion of our executives’ compensation should be variable, at risk and tied directly to our measurable performance. Consistent with this focus, the largest portion of our Chief Executive Officer’s compensation is in the form of performance-based annual cash and long-term equity incentives. For 2012, 68% of our Chief Executive Officer’s target total compensation was comprised of at risk or variable pay (consisting of target cash and equity incentives). Of this amount, 22% was a cash incentive award and 78% was long term equity incentive grants.

Our annual cash incentive awards are paid based upon (1) our achievement of corporate objectives established for the year by the Board after recommendation from the Committee and (2) each Named Executive Officer’s achievement against individual performance objectives that were defined at the beginning of 2012. For 2013, no portion of our Chief Executive Officer’s annual performance-based cash bonus will be tied to individual objectives and 100% of his bonus will be tied to the achievement of specified corporate objectives. The Committee believes this change in structure will further align our Chief Executive Officer with the success of the Company as a whole, which is what ultimately drives the market value of the Company and therefore the value for our stockholders.

Our long-term incentive awards for 2012 consisted of 50% stock options and 50% restricted stock (using a 2.5:1 ratio of stock option grants to shares of restricted stock) and half of the restricted stock will vest based on specific product development milestones for ASCEND. The percentage of performance-based equity awards granted to our Named Executive Officers in 2012 was greater than that of our peer group companies. Our Named Executive Officers will realize value from these 2012 stock options only as our common stock appreciates beyond the $10.10 exercise price. Our Named Executive Officers will earn the performance-based restricted shares only if we achieve the specific performance objectives established for these awards.

Peer Group Positioning

We benchmark executive compensation to a peer group. In 2012, the Committee found that some companies in our previous peer group could no longer be considered peers of our company. Specifically, the Committee removed companies from the peer group whose market capitalizations were significantly higher than the Company’s market capitalization at that time, ensured that the peer companies represented commercially-oriented companies at a similar stage of development and business complexity when compared to the Company and had a product on the market (or expected to receive approval soon).

Chief Executive Officer’s Realizable Pay Aligned with Stockholder Experience

Despite the important accomplishments, strong momentum and performance of our Company in 2012, the Company’s stock price declined during the year. The Company’s stock price is extremely volatile due to the fact that we are primarily a one-product company that is subject to a series of events relating to our approval and commercialization efforts in various countries. The Company’s stock price beta (a measure of a stock’s volatility in comparison to the market) is 1.6, which means that the Company’s stock is 60% more volatile than the S&P 500 comparison index.

We believe that the compensation of our Named Executive Officers is appropriate and aligned with the experiences of our stockholders. Specifically, Mr. Welch’s 2012 total compensation, as reported in the Summary Compensation Table below, includes the grant date fair value of 150,000 stock options with an exercise price of $10.10 per share and 30,000 performance-based restricted shares granted to him during 2012. Mr. Welch will not realize any compensation from the stock option grant unless our stock price exceeds the per share exercise price of $10.10 and Mr. Welch will not realize any compensation from the restricted shares unless the specific performance objectives are achieved by July 1, 2014, as described in footnote 2 to the table under the “Grants of Plan-Based Awards” below.

Furthermore, because of the decline in our stock price during 2012, the realizable value of stock options and shares held by Mr. Welch is significantly lower than the numbers reported in the Summary Compensation Table suggest. As depicted in the graph below, the stock options held by Mr. Welch had a realizable value of approximately $1,451,250 as of December 31, 2011, which decreased to approximately $360,000 as of December 31, 2012. We calculate “realizable value” of the options as the total gain that Mr. Welch could receive if he sold his vested stock options at December 31, 2012. The exercise price of eight of Mr. Welch’s nine outstanding stock option grants was greater than the closing price of our common stock as of December 31, 2012. Therefore, Mr. Welch’s compensation is effectively reduced when the stock price declines and in that way, aligned with the experience of our stockholders.

*	This graph does not reflect the value of restricted stock awards received by Mr. Welch during 2011 and 2012. The restricted stock awards granted during 2012 are discussed below in the section entitled “Long-term Equity Incentive Compensation” (below).

Additionally, as depicted in the graph below, the realizable value of Mr. Welch’s total equity holdings (including stock options, restricted stock awards and all outstanding common stock) declined by approximately $6.6 million, or 75%, during 2012 (after giving effect to any gains on sales during 2012), demonstrating the strong link between Mr. Welch’s compensation and our stock value. We calculate “realizable value” of his total equity holdings as the total gain that Mr. Welch could receive if he sold his vested stock options, restricted stock awards and outstanding common stock at December 31, 2012.

Commitment to Good Compensation Governance. The Committee is committed to having strong governance standards with respect to our compensation programs, procedures and practices, which include:

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Independent Compensation Consultant. The Committee engages, on an annual basis, an experienced, independent compensation consultant who reports directly to the Committee to advise on executive and equity compensation matters.

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Stockholder Engagement. The Committee engages with our stockholders to solicit feedback on their views of our compensation practices and consider potential changes to our compensation programs based upon that input.

•	Executive Sessions. We have a regular practice of holding executive sessions without Company management present at all Committee and Board meetings.

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Internal Pay Equity. We have responsible internal pay equity practices. For 2012, our Chief Executive Officer’s total compensation was approximately two times the average of our other Named Executive Officers’ total compensation. This reflects internal fairness and because the principal elements of our compensation program are based on the market rate, our internal pay equity reflects the relative pay of our peer group of companies.

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Responsible Change of Control Benefits. Our written agreements with our Named Executive Officers contain a “double trigger” mechanism for those individuals to be eligible for any change of control severance benefits.

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No Hedging or Pledging. We continued to maintain prohibitions on speculative transactions in the Company’s stock by officers and directors of the Company. Our insider trading policy prohibits our directors, officers and certain non-executive employees from engaging in speculative transactions with respect to the Company’s stock and no pledges of stock occurred during 2012.

•	Stock Ownership Guidelines. We adopted equity ownership guidelines for our executive officers and members of the Company’s Board which became effective in 2012.

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Compensation Programs Do Not Encourage Excessive Risk-Taking. Our executive compensation programs are structured to avoid inappropriate risk taking by our executive officers. Please see the discussion entitled “Assessment of Compensation Risk” set forth above for more information on how the Committee concluded that our employee compensation programs do not encourage excessive risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company and instead encourage behaviors that support sustainable value generation.

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No Repricing Without Stockholder Approval. Our Incentive Plan prohibits the repricing stock options without prior stockholder approval and the Restated Plan that we are asking our stockholders to approve in Proposal 4 further prohibits the cancellation or acceptance of any outstanding stock option in exchange for cash or other stock awards. We did not reprice any stock options in 2012, despite the fact that our executives hold stock options which are underwater, reflecting our commitment to our pay-for-performance philosophy.

Fiscal 2012 Compensation Details

The Committee’s General Compensation Philosophy

The Committee’s philosophy for the Company’s compensation and benefits programs are:

•

to attract and retain executives capable of leading the Company to fulfill its business objectives by offering competitive compensation opportunities that reward individual contributions as well as overall corporate performance;

•	to align executive pay to Company performance by motivating the executives to create long-term sustainable value for our stockholders by aligning individual incentives with stockholder value creation;

•	to provide competitive compensation opportunities consistent with industry practices where the Company competes for talent;

•	to encourage executives to focus on the achievement of corporate and individual objectives by emphasizing the importance of cross-function collaboration; and

•	to ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking.

2012 Total Compensation

Total compensation for the Company’s Named Executive Officers includes base salary, annual cash incentive awards, long-term equity incentive awards and certain benefits. The Company is in the early phase of its transition from a focus on the clinical development and achievement of regulatory approval of Esbriet to the initiation of commercial operations in the EU and Canada. Therefore, in making recommendations to the Board regarding the compensation of the Company’s Named Executive Officers, the Committee looks to indicia of performance that are specific to the Company’s state of development, such as:

•	the progress of the Company’s research and clinical trial development programs,

•	management of Company’s assets,

•	generation and protection of intellectual property assets,

•	revenue and expense management,

•	regulatory filings,

•	conduct of clinical studies,

•	corporate development activities, such as building a business infrastructure to prepare for the launch of Esbriet in Europe and other territories, and

•	success in securing capital sufficient to allow the Company to achieve its objectives.

Assessment of performance on these qualitative factors necessarily involves an informed assessment by the Committee of corporate performance, and the Committee presents its recommendations to the Board for approval. Moreover, the Committee does not base its recommendations to the Board regarding corporate performance or executive compensation on any single performance factor, but rather considers several factors, including value transfer, and both corporate and individual performance. In addition, total compensation paid by the Company to its executive officers is designed to be competitive with the range of compensation packages paid to the executive management of other commercial stage companies of comparable size and complexity in the biotechnology industry. Toward that end, each year the Committee reviews independent industry surveys, consults with an independent executive compensation consultant who reports directly to the Committee, and gathers data to prepare its recommendations to the Board for approval as described below under “Independent Compensation Consultant.”

How We Determine Executive Compensation

Benchmarking

The Committee believes that the salary, target annual cash incentive award levels and target long-term equity incentive award values should be set in part by reference to the competitive practices of a select peer group of biotechnology companies and also the broader biotechnology industry, based upon available survey data. Primary emphasis is placed on the peer group data, with the broader survey data serving as additional validation of the accuracy of the peer group information, especially where peer group data is unavailable for a particular individual. The Committee assesses the compensation practices of a peer group of biotechnology companies which reflects the primary talent market for all positions within the Company, as well as the cost of living factors that influence compensation levels in each unique biotechnology market.

In making compensation decisions, the Committee uses publicly disclosed information from our peer companies, as well as two sets of data provided by Radford from the Radford Global Life Sciences Survey, which often includes more recent information than is publicly disclosed. This survey consists of approximately 640 companies in the biotechnology industry (including the peer group companies), which for purposes of 2012 compensation decisions, Radford customized to include approximately 60 commercial companies with market values between $500 million to $3 billion for consistency with the Company peer group. The first set of data relates to the 2012 peer group listed below, or the peer survey data, and the second set of data relates to the customized selection of the companies in the Radford Global Life Sciences Survey, or the general survey data. The publicly disclosed information from the peer companies, the peer survey data and the general survey data provided a robust set of information which, with assistance from Radford, the Committee used to set compensation.

For all of our Named Executive Officers with the exception of Mr. Di Nepi, the Committee used publicly disclosed information from the peer companies and the peer survey data to determine competitive ranges for salary, annual cash bonus targets and as well as both initial and ongoing equity grants for all employees. The Committee uses general survey data when there is not sufficient publicly disclosed information or peer survey data for the particular individual. Because there was not a sufficient number of executives at our peer companies with roles that were comparable to Mr. Di Nepi’s position as Executive Vice President and Managing Director, Europe, the Committee used the general survey data for individuals in positions similar to Mr. Di Nepi’s for benchmarking his cash and equity compensation. References to “market data” in this Compensation Discussion and Analysis will mean the publicly disclosed information from the peer companies and the peer survey data or the general survey data, as applicable.

Composition of Peer Group

Over the past few years, the Company has changed the makeup of its peer group as the Company’s profile and market capitalization have changed as shown in the table below. The Committee used market capitalization in determining our peer groups because it believes that market capitalization, representing the investment community’s consensus view on a company’s near-term and long-term value and generally reflecting the size and complexity of a company within a given industry, is a valuable metric for creating a peer group of life sciences companies that may otherwise look very similar from the perspective of revenues and other conventional financial criteria. While the Committee believes that revenue should be one of the criteria for selecting the peer group, it should not be a primary criterion for choosing peer companies because our early stage of revenue generation is not always indicative of our near and long-term potential.

	Criteria Used to Create 2012 Peer Group	Criteria Used to Create 2013 Peer Group	Rationale for Change

Market Capitalization	Between $500 million and $3 billion	Between $200 million and $2 billion	Peer companies should generally have market capitalizations within 0.3x to 3x the Company’s market capitalization

Revenue	Not a primary selection criterion (Ranged from $20 million to $680 million at time peer group was approved)	Generally less than $200 million	Additional focus on revenue to ensure comparability.

Number of Employees	Not a primary selection criteria (Ranged from 200 to 1,500 at time peer group was approved)	Generally less than 500	Peer group should reflect similarly-sized companies

Other Factors	Commercial companies Geographic presence (mostly companies located in California with business outside of the United States)	Product on the market (or expected to receive approval soon)	Peer group should reflect companies in a similar state of development and with similar complexity

Peer Group Used for 2012 Compensation Decisions

When constructing the peer group in early 2012 to guide the Committee on 2012 compensation decisions, the Committee determined that it was appropriate to maintain as a key criterion the selection of peers that were at a commercial stage as it had done in 2011, but it removed and added companies from the 2011 peer group to address the Company’s lower market capitalization. Accordingly, the Committee removed Regeneron due to its high market capitalization (nine times that of the Company’s, as Regeneron’s market value had more than tripled) and added The Medicines Company and ViroPharma Incorporated because they had more similar market capitalizations to that of the Company at the time. The resulting 2012 peer group consisted of life sciences companies representing market capitalizations of one-half to three times that of the Company and was used to benchmark executive compensation and determine base salary adjustments, target bonus percentages and equity awards for 2012.

Peer Group Used for 2013 Compensation Decisions

In response to our 2012 stockholder advisory vote on compensation and the feedback we solicited from stockholders after the vote and our lower market capitalization, we completely changed our peer group in accordance with the criteria described. As shown in the chart below, not one of the companies in our 2012 peer group is in our 2013 peer group.

Company	2012 Peer Group	2013 Peer Group
Acorda Therapeutics	X
Affymax, Inc.		X
Alkermes	X
AMAG Pharmaceuticals, Inc.,		X
Amylin Pharmaceuticals	X
Arena Pharmaceuticals, Inc.		X
Auxilium Pharmaceuticals	X
Avanir Pharmaceuticals, Inc.		X
Biomarin Pharmaceutical	X
Cubist Pharmaceuticals	X
Cadence Pharmaceuticals, Inc.		X
Dendreon	X
Halozyme Therapeutics, Inc.		X
Incyte	X
Ironwood Pharmaceuticals, Inc.,		X
ISIS Pharmaceuticals	X
Jazz Pharmaceuticals	X
Myriad Genetics	X
Nektar Therapeutics	X
NPS Pharmaceuticals, Inc.		X
Onyx Pharmaceuticals	X
Optimer Pharmaceuticals, Inc.		X
Questcor Pharmaceuticals, Inc.		X
Regeneron
Salix Pharmaceuticals	X
Santarus, Inc.		X
Spectrum Pharmaceuticals, Inc.		X
The Medicines Company	X
Theravance	X
United Therapeutics	X
ViroPharma Incorporated	X
XenoPort, Inc.		X

Role of Executive Officers in Determining Executive Compensation

In addition to reviewing the compensation of our executive officers against the benchmarks, the Committee also considers recommendations from our Chief Executive Officer regarding total compensation for those executives reporting directly to him, including the other Named Executive Officers. Management provides the Committee with historical and prospective breakdowns of the total compensation components for each executive officer to inform its decisions. Our Chief Executive Officer and our Executive Vice President, Human Resources and Administration regularly attend the Committee’s meetings to provide their perspectives on competition in the industry, the needs of the business, information regarding our performance, and other advice specific to their areas of expertise. Our Chief Executive Officer makes recommendations and participates in discussion regarding the performance of executives reporting directly to him, including the other Named Executive Officers. Additionally, he provides an overview in writing to the Committee and the Board of his individual performance objectives and his performance against those objectives. Neither our Chief Executive Officer nor any member of management are present or take part in discussions with respect to the Committee or the Board’s discussion of their compensation. In addition, at the Committee’s direction, Radford works with our Executive Vice President, Human Resources and Administration and other members of management to obtain information necessary for Radford to make its own recommendations as to various matters as well as to evaluate management’s recommendations.

Other Factors

In addition to the external benchmarks, the Committee considers internal pay equity among and between members of the Company’s executive management team in making compensation-related recommendations to the Board. In doing so, the Committee considers, with regard to each member of the executive management team, the individual’s:

•	span of control,

•	potential impact on the Company’s key programs,

•	number of direct and indirect reports,

•	budgetary responsibility,

•	relative skills within the individual’s area of expertise, and

•	industry experience.

In examining long-term incentives for the Named Executive Officers, the Committee examines the equity holdings of each Named Executive Officer, including an analysis of the vested/unvested equity value and holdings for such executive. This information is used in determining equity compensation actions that may be taken to ensure the program reinforces a commitment to long-term decision making, the retention objectives for the Named Executive Officers and the future contribution that is expected of the incumbents.

The Committee has reviewed total summary compensation information for each of the Named Executive Officers in 2012, consisting of all components of the Named Executive Officers’ 2012 compensation, including cash compensation (salary and bonus), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments.

Independent Compensation Consultant

In addition to relying upon information and advice provided by the Company’s Human Resources, Finance and Legal departments, the Committee engaged Radford, an Aon Hewitt Company owned by Aon plc, as its independent outside compensation consultant (“Radford”). Radford reports directly to the Committee, advising the Committee on material matters relating to executive, equity and employee compensation. In 2012, the Committee directed Radford to assist with the design of the 2012 performance-based restricted stock program, participate in various investor calls and performing analysis for the supplemental proxy filing, review peer company stock ownership requirements and make recommendation, participate in various meetings with management and the Committee, propose an equity strategy for 2012 and model the share impact of those recommendations, review the peer group and propose changes for 2013, assess the competitiveness of the executive compensation program and present recommendations for cash adjustments and equity grants for 2013, audit the equity grant guidelines and examine broader equity practices. The Committee may make other requests to Radford on an ad hoc basis to address compensation matters concerning the Board and executive officers. A representative of Radford attended the majority of the meetings of the Committee during 2012.

The Committee received information from Radford about potential conflicts of interest and has analyzed whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Radford or any other AON Hewitt Company; (ii) the amount of fees from the Company paid to Radford or any other AON Hewitt Company as a percentage of the firm’s total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford, any other AON Hewitt Company or the individual compensation advisors employed by Radford with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by Radford. Based on these factors, the Committee determined that there were no conflicts of interest with respect to Radford providing services to the Committee.

Elements of Compensation

As set out in greater detail below, each element of the Company’s total compensation program is intended to serve the Company’s overall objectives, as described above. The Committee does not have a set formula for determining the mix of each pay element, and instead ensures that compensation across all elements is fair and consistent with the Company’s philosophy as a whole. The total compensation program for the executive officers of the Company consists of the following:

•	base cash salaries,

•	annual cash incentive awards,

•	long-term equity incentive awards; and

•	certain other benefits.

In connection with our decreased market capitalization relative to the peer group in 2012, the Committee lowered the target total cash compensation of our Chief Executive Officer as well as that of the other Named Executive Officers. In 2012 Mr. Welch’s target total cash compensation opportunity (consisting of base salary and target performance-based cash bonus) was between the market 25th and 50th percentiles. Mr. Welch’s 2012 actual total cash compensation (consisting of base salary and earned performance-based cash bonus) was also below the 50th percentile of our peer group. Mr. Welch’s 2012 equity grants were positioned at the 50th percentile of the 2012 peer group, rather than the 60th percentile as was used in 2011.

Base Cash Salaries

The base salaries of the Named Executive Officers are reviewed by the Committee and the Board on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Any increases in base salary are based on an evaluation of the particular individual’s performance and level of pay compared to the market data, as well as the individual’s criticality to the Company’s future plans. Merit increases normally take effect in the first fiscal quarter of the year and typically are retroactive to January 1st of such year.

In recommending the base salaries for each of the Named Executive Officers for 2012 to the Board, the Committee took into account:

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Radford’s analysis of base salaries for similar positions at the peer companies, as well as general survey data from the Radford Global Life Sciences Survey, and Radford’s resulting specific salary recommendations;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s criticality to achieving the Company’s business objectives; and

•	the performance of that executive against predetermined corporate objectives and individual objectives.

In 2012, the Board and the Committee made minor changes in the Named Executive Officer base salaries to ensure that they were competitive with the market data and appropriate based on each individual executive’s experience, responsibilities and performance. Mr. Welch’s base salary was increased 3% and Mr. Hodgman’s base salary was increased 7% because each of their 2011 base salaries was below the 50th percentile of the market data. After the increase, Mr. Welch and Mr. Hodgman’s base salary remained below, but closer to, the 50th percentile of the market data. Dr. Leff’s base salary was established at the time of his commencement of employment with us and is 2% above the 50th percentile of the market data. The Board and the Committee determined that the level of Dr. Leff’s base salary was appropriate to induce Dr. Leff to commence employment with the Company. Ms. Steele’s base salary was increased 3% because her 2011 base salary was below the 50th percentile of the market data and, like Mr. Welch and Mr. Hodgman her 2012 base salary remained below, but closer to the 50th percentile of the market data. Mr. Di Nepi’s U.S. dollar-equivalent base salary remained substantially unchanged because his base salary falls around the 65th percentile of the peer company data due in part to the conversion ratio from Swiss Francs to U.S. dollars during a period in which the Swiss franc has had a higher value than the U.S. dollar. The following table sets forth information regarding each Named Executive Officer’s base salary for 2012:

Executive	2012 Base Salary ($)
Daniel G. Welch	$703,424
John Hodgman	412,000
Jonathan A. Leff, M.D.	425,000
Robin J. Steele	357,211
Giacomo Di Nepi(1)	434,598

(1)	Giacomo Di Nepi’s base salary is CHF 397,838 but has been converted to U.S. dollars based on the closing exchange rate at year end of 2012 of 1 U.S. dollar to 1.0924 Swiss Francs as reported at the OANDA Corporation third-party currency trading service.

Annual Cash Incentive Awards

The Named Executive Officers receive annual cash incentive awards under the Company-wide performance bonus program. For Mr. Hodgman, Ms. Steele and Mr. De Nepi, the annual cash incentive target is set at 35% of the executive’s base salary. Dr. Leff’s annual cash incentive target was set at 40% of his base salary as part of the negotiations involved in his commencement of employment with the Company in February 2012. For each of these Named Executive Officers, 70% of the target annual cash incentive is linked to successful achievement of specified corporate objectives that the Board determines annually for the current fiscal year, although the Board retains discretion to apply qualitative judgments in assessing performance. The remaining 30% of the target annual cash incentive is linked to performance versus the executive’s individual objectives as determined by our Chief Executive Officer. Under the plan approved by the Board, the Named Executive Officers excluding our Chief Executive Officer can earn an award ranging from 0% to 150% of the annual cash incentive target based on Company and individual performance.

Under the terms of our Chief Executive Officer’s offer letter agreement, his annual cash incentive target is 75% of his base salary. 80% of Mr. Welch’s annual cash incentive is linked to successful achievement of specified corporate objectives and 20% is linked to performance versus Mr. Welch’s individual objectives that were defined at the beginning of 2012 by the Board, after recommendation by the Committee. Mr. Welch may earn up to 200% of his target bonus, meaning that he may earn up to 150% of his base salary in his annual cash incentive award.

In recommending the target level of the Named Executive Officers’ annual cash incentive awards for Board approval, the Committee compared the Company’s total target cash compensation (annual base salary plus annual target cash incentive) levels to the market data for its peer group. The Committee used the services of Radford to conduct its periodic review of the effectiveness and competitiveness of the Company’s executive compensation. As noted above, primary emphasis was placed on the data from the peer companies (consisting of both publicly filed data and the peer survey data), with the general survey data serving as additional validation of the accuracy of the peer group information. For 2012, the Committee generally targeted total target cash compensation, consisting of annual base salary plus annual target cash incentive, at the 50th percentile of the market data. The 2012 target bonuses remained at the same level as 2011. For Mr. Welch, this represented the 50th percentile of the market data and for the other Named Executive Officers, this represented the 25th percentile of the market data. Each of the Named Executive Officer’s resulting target total cash compensation was between the 25th and 50th percentile of the market data.

The Board and the Committee significantly simplified the corporate objective structure for 2012 by establishing seven Company performance objectives, which we refer to as “key success factors” or KSFs, and a relative weighting of each KSF towards total achievement of the corporate objective component of the 2012 of cash incentive awards. A significant portion of the KSFs related to the clinical development, achievement of pricing and reimbursement and initiation of commercialization activities for Esbriet because the company was not yet profitable.

The terms of the objective for each KSF were set at a level that the Committee determined were challenging but could be achieved based on the Company’s budget and internal projections and would require our Named Executive Officers and other employees to maintain a high level of performance throughout 2012 to attain these objectives. The weighting for each KSF was approved by the Committee and the Board in March 2012. In May 2012, the Board revisited the weightings of the KSFs and decided to adjust three of the KSFs based on increased importance of certain objectives during 2012 and to account for changes in the relative priority of the KSFs. Specifically, the weighting of the second KSF was increased and the weightings of the fourth and fifth KSFs were decreased because of the importance, complexity and increased scope of our project to prepare to achieve a successful PADAC meeting and FDA review, in order to create the best opportunity for a successful outcome of the NDA and U.S. launch of Esbriet.

In February 2013, the Committee met to consider the achievement of the 2012 corporate objectives and for the annual cash incentive awards of the Named Executive Officers for fiscal year 2012. After a recommendation by the Committee, the Board determined that the Company achieved 83% of the 2012 Board-approved corporate performance objectives. Specifically, the Company achieved five of the KSFs and partially achieved two of the KSFs.

The table below shows each of the KSFs and weightings approved by the Board for the corporate objective portion of the 2012 cash incentive award, the Board’s determination of the Company’s performance during 2012 and the resulting achievement of each KSF.

	Key Success Factor	Weighting Towards total Corporate Objective Achievement	Company Performance During 2012	Percentage Achievement Determined by the Board
1.	Timely and successfully launch Esbriet in Europe and achieve our revenue and profit objectives. This objective was composed of many objectives that included but were not limited to: achieving budgeted revenues, obtaining target pricing and reimbursement, managing expense and meeting manufacturing goals	35%	We did not meet 100% of our revenue and profit objectives because pricing and reimbursement approvals for Esbriet in Europe were not secured as rapidly as we expected. We very effectively managed our expenses to compensate for these delays and conserve cash. Our launch of Esbriet in Germany, the EUs largest country, is considered one of the five best launches of an orphan drug in this country. We launched Esbriet in France, the EU’s second largest country, in November. During one of the most challenging economic and regulatory periods in decades we obtained very attractive pricing and reimbursement in nine of our 15 priority European countries and laid the groundwork for more approvals in the first half of 2013. We created new efficient company infrastructures and compliant distribution capabilities in the major countries and regions, launched the first new product for IPF in Europe in nine countries and developed strong KOL support for Esbriet and InterMune during 2012.	71%

2	Register and prepare for successful launch of Esbriet in the U.S. (included enrolling 500 patients in ASCEND by the second quarter of 2012, conducting a Type C FDA meeting and gaining alignment with the FDA on the content of the NDA resubmission, creating and implementing an operational plan to prepare for a high-quality expeditious NDA resubmission in 2013 and preparing stakeholders to achieve a successful PADAC meeting and FDA review)	30%	Our enrollment objective was not met until December 2012. We conducted the FDA Type C meeting and achieved all of our objectives regarding gaining agreement with FDA on the content of the NDA resubmission. We prepared and implemented a comprehensive stakeholder plan to achieve a successful PADAC meeting and FDA review. We created and successfully implemented the operational plan to prepare for the NDA resubmission.	77%

	Key Success Factor	Weighting Towards total Corporate Objective Achievement	Company Performance During 2012	Percentage Achievement Determined by the Board

3.	Profitably market Esbriet in other territories without distracting from our efforts in the EU and U.S.	5%	We achieved regulatory approval for Esbriet in Canada, created a Canadian infrastructure and became fully-prepared to launch Esbriet in 2013. We explored and studied other territories in which we could distribute Esbriet.	100%

4.	Successfully implement our Esbriet Life Cycle Management Strategy including new formulations, expanding use in IPF and new indications	2%	We completed a comprehensive review of our non-IPF Esbriet Life Cycle Management opportunities and successfully implemented the 2012 portion of the plan.	100%

5.	Successfully implement a comprehensive internal and external program to establish an attractive and balanced pipeline (including completing a strategic pipeline analysis, advancing one compound toward IND development and beginning preclinical development and selecting one anti-fibrotic target for new discovery effort)	8%	In the second quarter of 2012, we completed a comprehensive analysis of marked and pipeline assets and fibrosis assets to consider for acquisition, partnership and/or licensing and presented our recommended business development actions to the Board. We completed the analysis to define our long-term IPF combination strategy and presented the plan to the Board. We gained Board approval to advance one compound toward IND development and we gained Board approval to advance another anti-fibrotic program in research.	100%

6.	Maintain and enhance our position as the worldwide leader in IPF patient care	10%	We developed our IPF Key Opinion Leader (KOL) program to develop common interests with the leaders in this field. We successfully implemented the global research grant review process to coordinate grant decisions, manage and communicate on all grants made by InterMune. We developed and implemented world-class medical education program on IPF and we fostered the development of patient advocacy in the EU and in North America.	100%

	Key Success Factor	Weighting Towards total Corporate Objective Achievement	Company Performance During 2012	Percentage Achievement Determined by the Board

7.	Effectively organize and staff with high-quality associates and foster a work environment that is positive, rewarding and enjoyable	10%	We conducted an organizational design assessment and implemented a new organization structure for our European expansion with defined roles and responsibilities. We finalized the 2012 values implementation plan and measured our progress throughout the year. We launched a worldwide internal communications plan that implements industry-standard internal communications tools and processes to support our growth. We implemented compensation and benefits that are competitive, appropriate and consistent within our organization in order to attract, motivate and retain world-class talent.	100%

Total		100%		83%

Individual performance objectives for the Named Executive Officers, and the Company’s Chief Executive Officer’s determination (or the Board’s determination with respect to our Chief Executive Officer) of achievement for each Named Executive Officer, for 2012 included the following:

Executive	2012 Individual Objectives
Daniel G. Welch

•    Drive the organization to achieve the best possible performance on the Company’s objectives and the individual objectives of the other Named Executive Officers, as referenced in this table below

•    Develop and execute on the Board-approved annual operating plan

•    With the Board, create and implement the Company’s long-term strategic plan

•    Communicate the Company’s strategies, plans and progress to investors and financial analysts

•    Ensure compliance with applicable laws, rules and regulations where the Company has business operations

•    Up-grade and re-organize the Company’s leadership team and replace retiring senior executives

•    Recruit three new Board Directors with commercial and operational experience and successfully integrate them into the current Board

•    Develop succession plans for Chief Executive Officer and two levels below

•    Maintain and strengthen the company’s culture and Core Values during a period of rapid growth

Executive	2012 Individual Objectives
John Hodgman

•    Finish 2012 with a cash balance consistent with the Operating Plan

•    Ensure the timely and high-quality manufacturing and distribution of Esbriet supply to meet the European commercial launch requirements

•    Present the Company’s strategies and plans to investors and financial analysts

•    Support the creation of a high-performing business infrastructure in the EU including finance, accounting, tax, and information technology

•    Raise capital as required to meet the Company’s operating needs

Jonathan A. Leff, M.D.

•    Obtain Marketing Authorization approval and attractive pricing in Canada for Esbriet (pirfenidone) for the treatment of idiopathic pulmonary fibrosis

•    Complete successful enrollment of the ASCEND Phase 3 study by year-end.

•    Develop a Scientific Leadership Team to meet the Company’s global research and development, quality, regulatory, drug safety, clinical and medical affairs objectives. Replace retiring senior executives

•    Develop the plan to successfully and rapidly submit the Esbriet NDA in the United States, prepare for a potential PADAC meeting and the swift FDA review and approval of the Esbriet NDA

•    Prepare strategies for the registration of pirfenidone in other countries as appropriate

Robin J. Steele

•    Execute the duties and responsibilities of the Corporate Secretary

•    Monitor and fortify the protection of the Company’s intellectual property

•    Effectively manage legal risks in a cost efficient manner

•    Support the creation of a high-performing business infrastructure in the EU

•    Effectively execute the roles and responsibilities as the Company’s compliance officer

•    Support raising capital as required to meet the Company’s operating needs

•    Chair Marketing material review committee to facilitate creation of compliant marketing materials

Giacomo Di Nepi

•    Build the EU commercial organization, that is successful and respects the Company’s values and culture

•    Obtain attractive pricing and reimbursement for Esbriet and advance the dossiers as rapidly as possible in targeted EU countries

•    Achieve planned patient uptake, revenues, EBITDA and cash flow

•    Ensure that appropriate and efficient systems are put in place to support EU infrastructure including finance, performance management, functional alignment and controls

•    Implement a strong marketing and scientific plan

•    Create a strategic plan for future expansion of Esbriet in Europe

Based on the Committee’s recommendations and determinations, the Board approved annual cash incentive awards for fiscal year 2012 for our Chief Executive Officer and the other Named Executive Officers, considering each of those individuals’ performance as assessed by our Chief Executive Officer, against the pre-defined individual objectives and the level of achievement of the corporate objectives. The amount of each Named Executive Officer’s annual cash incentive was calculated as set forth in the table below.

Executive	Individual Objective Achievement	Corporate Objective Achievement	Total Annual Cash Incentive
Daniel G. Welch(1)	100%	83%	$455,819
John Hodgman(2)	99%	83%	$126,608
Jonathan A. Leff, M.D.(3)	125%	83%	$137,209
Robin J. Steele(4)	80%	83%	$106,395
Giacomo Di Nepi(5)	99%	83%	$127,510

(1)	As a result of Mr. Welch’s performance versus his prospectively defined individual objectives, and his overall leadership of the Company, including but not limited to: driving the organization to achieve the best possible performance on the Company’s objectives and the individual objectives of the other Named Executive Officers; reorganizing the Company’s leadership team and replacing retiring senior executives; and maintaining and strengthening the Company’s culture and core values during a period of rapid growth, the Board established Mr. Welch’s individual objective achievement at 100%.

(2)	As a result of Mr. Hodgman’s personal contributions and leadership in the achievement of the corporate objectives relating to financial performance, including but not limited to: successfully meeting or surpassing all manufacturing and distribution required to support the Company’s commercial launch of Esbriet in EU countries; managing the 2012 budget and cash consistent with the operating plan; and presenting the Company’s strategies and plans to investors and financial analyst, our Chief Executive Officer recommended and the Board approved establishing Mr. Hodgman’s individual objective achievement of 99%.

(3)	As a result of Dr. Leff’s personal contributions and leadership in the achievement of all of his individual objectives and the overachievement of several important objectives, including but not limited to: the successful enrollment of the Ascend Trial; developing a Scientific Leadership Team to meet the Company’s global research and development, quality, regulatory, drug safety, clinical and medical affairs objectives; replacing retiring senior executives, develop the plan to successfully and rapidly submit the Esbriet NDA in the United States; and preparing for a potential PADAC meeting and the swift FDA review and approval of the Esbriet NDA, our Chief Executive Officer recommended and the Board approved establishing Dr. Leff’s individual objective achievement of 125%. Dr. Leff’s total annual cash incentive was pro-rated to reflect the portion of 2012 during which he provided services to the Company.

(4)	As a result of Ms. Steele’s personal contributions and leadership in the achievement of most but not all of her individual objectives, including effectively managing legal risks in a cost effective manner, our Chief Executive Officer recommended and the Board approved establishing Ms. Steele’s individual objective achievement of 80%.

(5)	As a result of Mr. Di Nepi’s personal contributions and leadership in nearly all and over-achievement of many of his individual objectives, including the commercial launch of Esbriet in Europe; obtaining attractive pricing and reimbursement for Esbriet in a very challenging economic environment; advancing the dossiers as rapidly as possible in other targeted EUR countries; implementing a strong marketing and scientific plan and building the EU commercial organization that is successful and respects the Company’s values and culture, our Chief Executive Officer recommended and the Board approved establishing Mr. Di Nepi’s individual objective achievement of 99%.

2010 Retention Program

In May 2010, the Company implemented a workforce reduction of approximately 40 % of its staff related to its receipt of a Complete Response Letter concerning the New Drug Application for pirfenidone. In June, 2010, the Board approved a retention program, which it felt necessary in order to retain and provide appropriate incentives to its remaining key officers and employees to achieve critical business objectives during 2011 and 2012. Under the 2010 retention program, the Company committed to pay a cash incentive to executives to encourage them to remain with the Company through the following two years. 60% of the cash incentive was paid in December 2011 and 40% was paid on June 8, 2012, so long as the executive officer remained employed through such payment date. The second and final payment under this retention program was paid to the Named Executive Officers in 2012 as follows:

Executive	Cash Incentive
Daniel G. Welch	$265,218
John Hodgman	$140,905
Jonathan A. Leff, M.D.(1)	—
Robin J. Steele	$134,682
Giacomo Di Nepi(2)	—

(1)	Dr. Leff was not employed by the Company in 2010 and therefore was not eligible to receive a cash incentive under the retention program. However, in connection with the offer letter the Company entered into with Dr. Leff, the Company paid Dr. Leff a signing bonus of $25,000 upon his commencement of employment with the Company in February 2012.
(2)	Mr. Di Nepi did not receive an award under the retention program as he was not an executive officer in June of 2010.

Long-term Equity Incentive Compensation

The Committee uses the grant of stock options and shares of restricted stock under the Company’s equity incentive plan to align the interests of stockholders and management. Stock options and shares of restricted stock granted to Named Executive Officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help keep the executive’s total compensation opportunity competitive. Annual equity incentive grants are determined with reference to the market data, specifically annual value transfer, percentage of a peer company’s total equity granted annually to individuals in equivalent roles to each Named Executive Officer, and the actual number of shares and/or stock options granted to each peer company individual in an equivalent role to the Named Executive Officer.

In addition, all of our equity awards require continued service with us over a number of years. The Committee believes that this structure, which puts a considerable proportion of our Named Executive Officers’ annual compensation “at risk” and contingent on appreciation of the Company’s stock, specific corporate objectives, and continued employment strongly aligns their interests with those of our stockholders, ties their compensation to the most concrete measure of performance against critical corporate objectives and promotes employee retention.

For fiscal 2012, the Committee granted performance-based restricted shares in furtherance of our pay for performance philosophy and to align with trends amongst the peer companies. Implementation of this program represents an important step taken by our Committee to continue to drive a pay-for-performance culture with a component directly linked to the achievement of specific corporate objectives that when achieved would be expected to create significant stockholder value. Unlike our traditional restricted stock awards, the shares underlying the performance-based restricted shares awarded for fiscal 2012 are eligible to vest only if we achieve the product development milestone established for the awards by July 1, 2014 and if the executive continues to provide services to the Company through such achievement. This practice of the company is presently ahead of its peer group in terms of the percentage of equity grants that are performance-based. The Committee also determined that it was appropriate that a significant portion of the long-term equity awards would continue to consist of time-based stock options and restricted stock. The Committee believes that these awards align the interests of the Named Executive Officers with the interests of the stockholders because stock options only create value for the Named Executive Officer if the share price exceeds the price on the date which the options were granted and, with respect to the portion of restricted stock grants that is not performance-based, these awards have retention value during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

In addition to annual equity incentive grants, the Company typically grants stock options and/or shares of restricted stock to Named Executive Officers as follows:

•	when a Named Executive Officer first joins the Company,

•	in connection with a significant change in responsibilities,

•	as needed for ongoing retention and motivation, and

•	occasionally, to achieve equity with similar executives within the peer group.

Our Company’s practice is that newly-hired Named Executive Officers receive a grant of stock options and restricted stock as an initial incentive. Annual grants generally tend to be a blend of options and shares of restricted stock in order to reduce the Company’s overall annual equity burn rate and manage expense as well as to align with peer company equity grant practices, which have increasingly utilized restricted stock or restricted stock unit awards in addition to stock options. When granting shares of restricted stock in 2012, the Company calculated the number of shares using a 2.5:1 ratio of stock option grants to shares of restricted stock, as the Committee believes that this ratio represents the equivalent value of one restricted share to one share underlying a stock option. In determining the size of a stock option grant or grant of shares of restricted stock to a Named Executive Officer, the Board takes into account the following criteria:

•	the officer’s position and level of responsibility within the Company,

•	the existing stock and unvested stock option holdings previously granted by the Company to the officer in connection with his or her employment with the Company,

•	the potential reward to the officer if the underlying price of the Company’s stock appreciates in the public market, and

•	the practices of the Company’s competitors as set out in the market data provided to the Committee by Radford, primarily with reference to the Radford Survey.

In 2012, the Board-approved ongoing equity grants for Mr. Welch, Mr. Hodgman, Dr. Leff, Ms. Steele and Mr. Di Nepi, which were positioned at the peer 50th percentile of market data, based on an average price of Company stock of $14.12 as of May 2012. The Board determined that the annual equity grants should be structured to consist of 50% stock options and 50% restricted stock, with 50% of the restricted stock (using a 2.5:1 ratio of stock option grants to shares of restricted stock) being subject to specific performance objectives in order to vest.

The following table sets forth the annual equity grants made to each Named Executive Officer in 2012:

Executive	Shares of Performance-Based Restricted Stock Granted	Shares of Restricted Stock Granted	Stock Options Granted
Daniel G. Welch	30,000	30,000	150,000
John Hodgman	7,000	7,000	35,000
Jonathan A. Leff, M.D.	2,000	2,000	10,000
Robin J. Steele	6,000	6,000	30,000
Giacomo Di Nepi	4,500	4,500	22,500

None of the equity granted to the Named Executive Officers set forth above vested in 2012. See footnotes (2) and (3) to the table under “Grants of Plan-Based Awards” below which describes the vesting schedule for the restricted stock grants.

The Company’s general policy is to grant stock options on fixed dates determined in advance, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. The Company does not time the granting of our stock options with any favorable or unfavorable news released by the Company.

In connection with his commencement of employment in February 2012, the Company granted to Dr. Leff a stock option for 188,000 shares and a restricted stock award for 75,200 shares. Both of these awards vest 25% of the shares after one year and the remainder of the shares vest in monthly installments over the remaining three years, subject to Dr. Leff’s continued service through such dates. The Committee determined that these initial equity awards were appropriate based on the peer company data for executives with similar responsibilities.

Other Benefits

The Named Executive Officers also are eligible to participate in other benefit plans and programs made available to other eligible full-time employees in each case on the same basis as our other employees, including our (1) health insurance and other welfare benefit programs, (2) Amended and Restated 2000 Employee Stock Purchase Plan, and (3) a 401(k) retirement plan, as described below. Additionally, we pay the premiums for term life insurance for all of our employees, including our Named Executive Officers. From time to time we offer certain perquisites to our Named Executive Officers. Currently we provide Mr. Di Nepi with an auto allowance under his employment agreement, as it is customary to provide car or car allowance to employees in Switzerland (and most of Europe). We do not generally provide perquisites to our officers that we do not provide to all employees. For example, for gym membership reimbursement, we offer the same benefit and dollar amount to all U.S. employees.

We maintain a defined contribution employee retirement plan for our employees. The plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code, or the 401(k) plan, so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax eligible compensation, up to a statutory limit, which is $17,000 for 2012. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2012 may be up to an additional $5,500 above the statutory limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. We currently match $0.50 per dollar up to $12,000 of the employee’s contribution and that is calculated every quarter. The 401(k) plan currently does not offer the ability to invest in our securities.

Executive Employment and Severance Agreements

The Company entered into a written employment or offer letter agreements with each of the Named Executive Officers setting forth the terms of their employment. For example, we entered into an offer letter agreement with Dr. Leff in 2012 in connection with his commencement of employment that included his initial base salary of $425,000 and a hiring bonus of $25,000. The agreements provide for benefits upon the executive’s termination of employment in an involuntary manner as well as upon an executive’s involuntary termination in connection with a change of control event, or a “double-trigger” severance benefit. These terms are further described and quantified below under the section entitled “Employment, Severance and Change of Control Agreements.”

The Committee believes these severance and change of control benefits are necessary to attract and retain the Company’s executive officers. Because mergers and acquisitions are common in the biotechnology industry, the Committee believes that these agreements, which provide executive officers with some measure of financial security in the event of a change of control of the Company, are essential to encouraging the executives to remain with the Company to achieve its business objectives. Absent such protections, the Committee believes that executives would be more inclined to pursue opportunities with other organizations that do provide this protection or seek opportunities in industries they perceive would be less vulnerable to such changes of control. The Committee determined that the terms of the severance pay and benefits set forth in the agreements with our Named Executive Officers are competitive with companies in our peer group as well as the practices of other biotechnology companies with 150-500 employees and companies with which we compete for talent and are therefore appropriately competitive. The Committee intends to review the need for these agreements periodically (at least annually) to determine whether they continue to be required and their terms consistent with the practices of our peer group companies. Mr. Welch’s agreement contains an excise tax gross up provision. At the time we entered into the agreement with Mr. Welch, excise tax gross ups were more prevalent in the industry and we considered this provision reasonable and necessary to attract and retain Mr. Welch. However, in response to views expressed by our stockholders, the Committee adopted a policy in 2012 not to enter into any new arrangements that contain gross-up provisions.

Equity Compensation Arrangements

We grant stock options and restricted stock awards to the Named Executive Officers under our Amended and Restated 2000 Equity Incentive Plan, or the Restated Plan. A description of these awards is provided under the headings above entitled “Long-Term Equity Incentive Compensation.” As a general matter, the vested portion of stock options granted to the Named Executive Officers will expire three months after each Named Executive Officer’s last day of service, subject to extension upon certain termination situations such as death or disability and subject to accelerated vesting in connection with certain transactions as described under the heading in this section below entitled “Employment, Severance and Change of Control Agreements.”

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the company is required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The Company has recorded stock-based compensation expense on an ongoing basis according to ASC 718. Accounting rules also require the company to record cash compensation as an expense at the time the obligation is incurred.

The Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer. Qualified “performance-based compensation” under Section 162(m) of the Internal Revenue Code, which would include stock options granted with exercise prices at least equal to the fair market value of our common stock on the grant date under our equity incentive plans, is not intended to be subject to the deduction limitation if certain requirements under Section 162(m) of the Internal Revenue Code are met. The Company generally intends to grant stock options to its executive officers in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m) of the Internal Revenue Code. However, approval of compensation, including the grant of stock options to our Named Executive Officers, by the Committee is not a guarantee of deductibility under the Internal Revenue Code, and the Committee reserves the right to structure compensation in a manner that may not meet the standards for qualified “performance-based compensation.”

COMPENSATION COMMITTEE REPORT(2)

The Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting, certain portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, each as filed with the SEC.

COMPENSATION COMMITTEE

Frank Verwiel — Chairman
Jean-Jacques Bienaimé
Louis Drapeau

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, the Committee was comprised of Messrs. Bienaime and Drapeau and Dr. Verwiel. Additionally, Mr. Leff was a member of the Committee until November 2012. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Committee.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Daniel Welch(2)	2012	703,424	265,218	606,000	1,014,210	455,819	8,867	3,053,538
Chairman, Chief Executive Officer and President	2011	682,936	397,826	1,262,720	1,886,160	542,934	7,690	4,780,266
	2010	663,044	—	1,309,500	2,227,500	811,794	7,690	5,019,528

John Hodgman(3)	2012	412,000	140,905	141,400	236,649	126,608	8,867	1,066,429
Executive Vice President and Chief Financial Officer	2011	386,061	211,357	276,220	412,598	150,500	8,770	1,445,506
	2010	352,262	—	305,550	519,750	165,416	8,770	1,351,748

Jonathan A. Leff, M.D.(4)	2012	359,071	25,000	969,120	1,669,412	137,210	8,480	3,168,293
Executive Vice President, Research and Development

Robin J. Steele(5)	2012	357,211	134,682	121,200	202,842	106,395	8,419	930,749
Senior Vice President, General Counsel and Corporate Secretary

Giacomo Di Nepi(6)	2012	414,935	—	90,900	152,132	127,510	154,527	940,004
Executive Vice President, and Managing Director, Europe	2011	411,318	—	276,220	1,116,988	156,917	30,439	1,991,882

(1)

Amounts in these columns represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of restricted stock awards and options granted during 2012, 2011 and 2010 for the Named Executive Officers. For a description of the assumptions made to arrive at these amounts, please see Note 14 to the Company’s financial statements in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2012,

2011 and 2010. With respect to the restricted stock awards granted in 2012 that vest based on the satisfaction of a performance condition, the grant date fair value is calculated based on the probable outcome of the performance condition, which also represents the aggregate maximum fair value assuming the highest level of achievement of the performance condition.

(2)	During 2012, the Company paid term-life insurance premiums for Mr. Welch in the amount of $2,419, reimbursed him $448 for a gym membership and made an employer match in the amount of $6,000 under the Company’s 401(k) plan.

(3)	During 2012, the Company paid term-life insurance premiums for Mr. Hodgman in the amount of $2,419, reimbursed him $448 for a gym membership and made an employer match in the amount of $6,000 under the Company’s 401(k) plan.

(4)	Dr. Leff commenced employment with the Company in February 2012. During 2012, the Company paid term-life insurance premiums for Dr. Leff in the amount of $2,032, reimbursed him $448 for a gym membership and made an employer match in the amount of $6,000 under the Company’s 401(k) plan.

(5)	Ms. Steele commenced employment with the Company in August, 2004. During 2012, the Company paid term-life insurance premiums for Ms. Steele in the amount of $2,419, and made an employer match in the amount of $6,000 under the Company’s 401(k) plan. In March 2013, Ms. Steele determined that she will resign her position as Senior Vice President, General Counsel and Corporate Secretary, effective two months following the appointment of a successor.

(6)	Amounts reported in the salary, non-equity incentive compensation and other compensation columns for Mr. Di Nepi were paid in Swiss Francs and were converted to U.S. dollars using a U.S. dollar to Swiss Franc exchange rate as of December 31, 2011 and December 31, 2012 of 1.0649 and 1.0924 (as reported at the OANDA Corporation third-party currency trading service) for 2011 and 2012, respectively. During 2012, the Company paid life and disability premiums for Mr. Di Nepi in the amount of $44,637, an auto allowance in the amount of $31,481 and made an employer matching contributions to Mr. Di Nepi’s account under the Swiss state pension program in the amount of $78,409.

(7)	Amounts reported in this column for Mr. Welch, Mr. Hodgman and Ms. Steele for 2012 constitute bonuses paid under a retention program established in June 2010 to address concerns relating to the Company’s ability to retain executives following the receipt of a Complete Response Letter from the FDA requesting an additional clinical trial to support the efficacy of Esbriet in IPF patients, and our ensuing extensive restructuring and layoffs in 2010. The retention program consisted of two payments to continuing employees, which were made in December 2011 and June 2012. No further payments will be made under the retention program. The amount reported in this column for Dr. Leff constitutes a new hire sign on bonus.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)
Daniel Welch	6/4/2012					150,000	$10.10	$1,014,210
	6/4/2012				30,000			$303,000
	6/4/2012			30,000				$303,000
		$527,568	$1,055,136

John Hodgman	6/4/2012					35,000	$10.10	$236,649
	6/4/2012				7,000			$70,700
	6/4/2012			7,000				$70,700
		$144,200	$216,300

Jonathan A. Leff, M.D.	3/7/2012					188,000	$12.35	$1,601,798
	3/7/2012				75,200			$928,720
	6/4/2012					10,000	$10.10	$67,614
	6/4/2012			2,000				$20,200
	6/4/2012				2,000			$20,200
		$170,000	$255,000

Robin J. Steele	6/4/2012					30,000	$10.10	$202,842
	6/4/2012				6,000			$60,600
	6/4/2012			6,000				$60,600
		$125,024	$187,536

Giacomo Di Nepi	6/4/2012					22,500	$10.10	$152,132
	6/4/2012				4,500			$45,450
	6/4/2012			4,500				$45,450
		$145,227	$217,840

(1)	This column sets for the target and maximum bonus awards under our annual cash performance bonus program for 2012. Target awards are computed at 75% of base salary for our Chief Executive Officer, 40% of base salary for Dr. Leff and 35% of base salary for all other Named Executive Officers. Maximum awards are computed at 150% of the target award except for our Chief Executive Officer whose maximum award is computed at 200% of the target award. The dollar value of the actual bonus award earned for 2012 for each Named Executive Officer is set forth in the Summary Compensation Table above.

(2)	Represents the grant of restricted stock awards on June 4, 2012, which will vest upon the determination by the Board that the primary endpoint of ASCEND was achieved and the study results are sufficient to support the resubmission of the pirfenidone NDA for potential FDA approval of pirfenidone to treat patients with IPF in the United States. There are no threshold or maximum share amounts for these performance-based restricted stock awards.

(3)	Represents restricted stock awards and options to purchase shares of Company common stock that vest over a four year period, with 25% of the shares subject to the award vesting after one year and the remainder of the shares vesting in monthly installments over the remaining three years.

Narrative Disclosure to Grants of Plan-Based Awards Table

The options to purchase shares of our common stock set forth in the above table were granted under the Incentive Plan. The exercise price of these options is equal to the closing price of our common stock on the date of grant. Under the Incentive Plan, the exercise price may be paid in cash or, at the discretion of the Board, by delivery to us of other unencumbered shares of our common stock with a value equal to the exercise price, pursuant to a deferred payment arrangement, by a “net exercise” of the option, pursuant to a cashless exercise program, or in any other form of legal consideration acceptable to the Board. These options vest according to the schedule specified in footnote 3 of the above table, provided the Named Executive Officer continues his or her service with us through the applicable vesting date. As a general matter, these options will expire three months after the Named Executive Officer’s last day of service, subject to extension upon certain termination situations such as death or disability and subject to accelerated vesting in connection with certain termination situations and transactions as described under the heading in this section below entitled “Employment, Severance and Change of Control Agreements.”

The restricted stock awards set forth in the above table were granted under the Incentive Plan. The performance-based restricted stock awards vest upon the achievement of the performance objectives specified in footnote 2 of the above table, provided the Named Executive Officer continues his or her service with us through the applicable vesting date. The time-based restricted stock awards vest according to the schedule specified in footnote 3 of the above table, provided the Named Executive Officer continues his or her service with us through the applicable vesting date.

If Proposal 4 is approved by our stockholders, future grants of options and restricted stock awards to our executive officers would be made pursuant to the terms of the Amended and Restated 2000 Equity Incentive Plan, as amended and restated by the Board in March 2013, or the Restated Plan. For a description of options, restricted stock awards and other equity awards that may be granted under the Restated Plan, if approved by our stockholders, please see Proposal 4.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards made to our Named Executive Officers at December 31, 2012. The market value of the stock awards is based on the closing price of the Company’s Common Stock as of the last trading day of the fiscal year, December 31, 2012, which was $9.69.

	Option Awards(1)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel Welch	9/25/2003	525,000	—	$20.08	9/25/2013	24,000	(2)	$232,560
	3/15/2006	15,000	—	$19.01	3/15/2016	30,000	(3)	$290,700	30,000	(4)	$290,700
	6/30/2006	6,493	—	$15.40	6/30/2016
	3/6/2007	25,000	—	$28.05	3/6/2017
	5/15/2007	45,000	—	$25.55	5/15/2014
	5/13/2008	28,126	—	$15.34	5/13/2015
	6/8/2010	375,000	—	$8.73	6/8/2017
	5/10/2011	31,666	48,334	$39.46	5/10/2018
	6/4/2012	—	150,000	$10.10	6/4/2019

John Hodgman	5/15/2007	25,000	—	$25.55	5/15/2014	5,250	(2)	$50,872
	5/13/2008	6,773	—	$15.34	5/13/2015
	6/8/2010	87,500	—	$8.73	6/8/2017	7,000	(3)	$67,830	7,000	(4)	$67,830
	5/10/2011	6,927	10,573	$39.46	5/10/2018
	6/4/2012	—	35,000	$10.10	6/4/2019

Jonathan Leff, M.D.	3/7/2012		188,000	$12.35	3/7/2019	75,200	(5)	$728,688
	6/4/2012		10,000	$10.10	6/4/2019
						2,000	(3)	$19,380	2,000	(4)	$19,380

Robin Steele	5/13/2008	4,011	—	$15.34	5/13/2015	5,250	(2)	$50,872
	6/8/2010	33,335	—	$8.73	6/8/2017
	12/6/2010	25,001	—	$12.77	12/6/2017	6,000	(3)	$58,140	6,000	(4)	$58,140
	5/10/2011	6,927	10,573	$39.46	5/10/2018
	6/4/2012	—	30,000	$10.10	6/4/2019

Giacomo Di Nepi	11/6/2009	35,251	20,834	$13.56	11/6/2016	5,250	(2)	$50,872
	3/29/2011	10,937	14,063	$46.01	3/29/2018	4,500	(3)	$43,605	4,500	(4)	$43,605
	5/10/2011	6,927	10,573	$39.46	5/10/2018
	6/4/2012	—	22,500	$10.10	6/4/2019

(1)	Except as otherwise indicated, all of the option awards vest according to the following schedule: 25% vest upon the one year anniversary of the grant date and the remaining 75% vest equally in monthly installments over the remaining 3 years. Vesting of all option awards is subject to the executive officer’s continued service with us through the applicable vesting dates. All option grants prior to May 15, 2007 have a maximum term of ten years. Option grants subsequent to and including this date have a maximum term of seven years. The option awards made on June 8, 2010 vest equally in one-third installments on each of the twelve, eighteen and twenty-four month anniversaries of the grant date.

(2)	These restricted share awards vest on an annual basis in equal installments over a four-year period based on grant date of May 10, 2011, subject to the executive officer’s continued service with us through such vesting dates.

(3)	These restricted share awards vest 25% of the shares on the one year anniversary of the June 4, 2012 grant date and the remaining 75% of the shares vest on the fourth day of each month thereafter over the remaining three years, subject to the executive officer’s continued service through such dates.

(4)	These restricted share awards vest upon the determination by the Board that the primary endpoint of ASCEND was achieved and the study results are sufficient to support the resubmission of the pirfenidone NDA for potential FDA approval of pirfenidone to treat patients with IPF in the United States.

(5)	These restricted share awards vest 25% of the shares on the one year anniversary of the February 27, 2012 grant date and the remaining 75% of the shares vest on the twenty-seventh day of each month thereafter over the remaining three years, subject to the executive officer’s continued service through such dates.

Options Exercises and Stock Vested

The following table sets forth summary information regarding the option exercises and vesting of stock awards made to each of our Named Executive Officers for the year ended December 31, 2012. Option award value realized on exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate fair market value of the shares of our stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel Welch	—	—	35,287	$677,737
John Hodgman	—	—	9,764	$166,018
Jonathan Leff, M.D.	—	—	—	—
Robin Steele	—	—	9,370	$158,522
Giacomo Di Nepi	33,334	$9,000	8,417	$89,401

(1)	Represents the number of shares of stock underlying restricted stock award by the closing price of Company stock on the date the restricted stock award vests.

Employment, Severance and Change of Control Agreements

Welch Offer Letter Agreement. The Company entered into an offer letter agreement with Mr. Welch in September 2003, which was amended in November 2008 (the “Welch Letter Agreement”). Under the terms of the Welch Letter Agreement, Mr. Welch is entitled to an annual base salary, which is reviewed annually by the Committee. For 2012, his base salary was $703,424. In addition, Mr. Welch is eligible for an annual bonus based on the attainment of corporate objectives established between the Board and Mr. Welch. Under the Welch Letter Agreement, Mr. Welch’s annual target bonus is 75% of his base salary, with a potential of between 0% and 150% of his base salary as the Board may approve (the “Target Bonus”). Under the terms of the Welch Letter Agreement, Mr. Welch was also granted an option to purchase 625,000 shares of the Company’s common stock pursuant to the Incentive Plan (the “Options”). The Options have a ten-year term and vest in equal monthly installments over four years. As of September 24, 2007, all of the Options were fully vested and as of the [record date], 100,000 shares subject to the Options had been exercised.

Under the terms of the Welch Letter Agreement, if Mr. Welch is terminated for Cause (as defined in the Welch Letter Agreement) due to indictment for criminal activities, and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed, Mr. Welch will be entitled at the time of such adjudication or quashing to: (i) two times the sum of his base salary and Target Bonus at the time of such termination for Cause, and (ii) an amount equal to the product of (x) the number of Options that would have become vested if his termination had been considered a termination without Cause and (y) the difference between the exercise price of such Options and the highest closing price of the Company’s common stock during the year following his date of termination, in each case with interest from the date of termination at the prevailing prime rate.

In the event Mr. Welch is terminated for Cause (and the scenario in the above paragraph does not apply) or resigns from the Company without Good Reason (as defined in the Welch Letter Agreement), Mr. Welch will be entitled to any accrued but unpaid salary or Target Bonus (“Accrued Obligations”). In the event Mr. Welch’s employment terminates due to his death or disability, Mr. Welch or his estate, as applicable, will be entitled to the Accrued Obligations plus two years of accelerated vesting of his Options. If Mr. Welch resigns from the

Company with Good Reason or if he is terminated without Cause, he will be entitled to the following payments and benefits pursuant to the Welch Letter Agreement and with respect to vesting acceleration, Mr. Welch’s equity award agreements:

•	Accrued Obligations;

•	A lump sum payment equal to two times the sum of his base salary plus Target Bonus;

•

Continuation of his medical, dental and health insurance (as in effect immediately prior to his termination) for a period of 24 months following his termination (or until he secures similar insurance coverage with a future employer, if earlier); and

•

Two years of accelerated vesting of the Options (if the termination occurs prior to a Change of Control (as defined in our 2000 Equity Incentive Plan) or full accelerated vesting of the Options (if the termination occurs following a Change of Control).

To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the IRC, the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.

For purposes of the Welch Letter Agreement, “Good Reason” generally means the termination of his employment following the occurrence of (i) an adverse change in title, duties or responsibilities; (ii) reduction in base salary or target bonus levels; (iii) failure of a successor company to assume obligations contained in the Welch Letter Agreement or any stock option agreement with the Company; (iv) relocation of our headquarters outside of the San Francisco Bay Area; or (v) a material breach of the Welch Letter Agreement. “Cause” for purposes of the Welch Letter Agreement generally means termination of employment based on Mr. Welch’s (i) willful refusal to follow lawful and reasonable corporate policy or directives; (ii) willful failure, gross neglect or refusal to perform duties; (iii) willful act that intentionally and materially injures the Company’s reputation or business; (iv) willful breach of confidentiality that has a material adverse effect on the Company; (v) fraud or embezzlement or (vi) conviction for or a plea of guilty or nolo contendere to any felony or crime involving deceit, dishonesty, fraud or moral turpitude.

Offer Letter Agreements. The Company has entered into or amended the offer letter agreements with each of Messrs. Hodgman and Di Nepi and Dr. Leff and Ms. Steele to provide that if the executive officer’s employment terminates other than for Cause (as defined in the offer letter agreements) and subject to the executive officer’s release of claims against the Company, he or she will be entitled to the following cash severance payment (in either a lump sum or ratable monthly payment, as determined by the Company), continuation of benefits, and vesting of outstanding equity awards following the executive officer’s termination date:

•

If he or she has completed less than one full year of service, he or she will receive six months of base salary at his or her final pay rate, six months of benefits continuation (that is, Company-provided COBRA payments) and six months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•

If he or she has completed at least one full year of service but less than two years of service, he or she will receive nine months of base salary at his or her final pay rate, nine months of benefits continuation (that is, Company-provided COBRA payments) and nine months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•

If he or she has completed at least two years of service or more, he or she will receive 12 months of base salary at his or her final pay rate, 12 months of benefits continuation (that is, Company-provided COBRA payments) and 12 months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares; and

•	If such termination occurs in the second half of the calendar year, he or she will receive a pro rata share of his or her target bonus for that year.

In addition, the offer letter agreements provide that in the event of a Change of Control (as defined in the offer letter agreements) of the Company that results in (i) the executive officer’s termination without Cause or (ii) his or her resignation for Good Reason (as defined in the offer letter agreements), in either case within the one year period following the Change of Control, the executive officer will, subject to certain conditions including a release of claims against the Company, be entitled to receive the following benefits:

•

Two years base salary at his or her final pay rate and two years benefits continuation (that is, Company-provided COBRA payments). If such termination or resignation occurs in the second half of the calendar year, he or she will also receive a pro rata share of his target bonus for that year (with the salary and any pro rata target bonus paid in a single lump sum);

•	Immediate vesting of all outstanding equity grants; and

•	Certain transition management services.

For purposes of the offer letter agreements, (1) “Good Reason” generally means a (i) material diminution in duties, title or compensation or (ii) a requirement that the executive relocate more than 50 miles from the Company’s home office; (2) “Change of Control” generally means (i) a sale, lease or other disposition of all or substantially all of the Company securities or assets; (ii) a merger or consolidation in which the Company is not the surviving corporation; or (iii) a reverse merger where the Company is the surviving corporation and the shares of Company stock outstanding immediately preceding the merger are converted into other property; and (3) “Cause” generally has the same meaning as that in the Welch Letter Agreement.

The Restated Plan provides that all outstanding equity awards granted under the Restated Plan (which include stock options and restricted stock awards held by our Named Executive Officers) may accelerate upon a corporate transaction (as defined in the Restated Plan) if the surviving or acquiring corporation does not choose to assume or substitute such awards and if the holder of the award has not terminated service with the Company at such time and that after such acceleration, all stock awards (including those that do not accelerate) will terminate prior to the date of the corporate transaction. The Named Executive Officers do not have any special benefits under the terms of the Restated Plan beyond those described above generally for all participants in the Restated Plan.

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

The following tables quantify the amounts that would be payable to each of the Named Executive Officers in the event of a termination of employment without cause or with good reason, including as the result of or following, a change of control. The amounts shown assume that the termination was effective as of December 31, 2012, and include amounts earned through such effective date of termination and are estimates of the amounts which would be paid out to each of the executives in the event of his or her termination. The actual amounts that would be paid out can only be determined at the time of a change of control and/or the executive’s separation from the Company.

For purposes of calculating the value of vesting acceleration during the period of six or twelve months following termination, the calculations below assume that the performance-based restricted stock awards will vest during such period. The value of restricted stock award vesting acceleration and stock option vesting acceleration is based on the closing stock price of $9.69 per share for our common stock as reported on the NASDAQ Global Select Market as of December 31, 2012, the last trading day of the year, and with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares.

Daniel Welch

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change of Control) ($)		Termination Without Cause or With Good Reason (With Change of Control) ($)		Death or Disability ($)	Termination with Cause plus Adjudicated Innocence ($)(6)
Base Salary	1,406,847	(1)	1,406,847	(1)	—	1,406,847	(1)
Short Term Incentives	1,055,136	(2)	1,055,136	(2)	—	1,055,136	(2)
Stock Option/SARs(3)(4)
Unvested and Accelerated	0		0		0	0
Restricted Stock
Unvested and Accelerated(4)	627,428		813,960		—	—
Welfare Benefit Contribution	51,059	(5)	51,059	(5)	—	—
280G Tax Gross-Up	—		0		—	—
Total	2,513,043		2,513,043		0	2,461,984

(1)	Represents two times Mr. Welch’s 2012 base salary

(2)	Represents two times Mr. Welch’s 2012 Target Bonus

(3)	The exercise price of all of Mr. Welch’s outstanding unvested stock options is greater than $9.69 and therefore the value of vesting acceleration is zero.

(4)	Mr. Welch’s equity awards are subject to two years of accelerated vesting if he resigns from the Company with Good Reason or if he is terminated without Cause and full accelerated vesting if such termination occurs following a Change in Control. These benefits were not consistently memorialized in writing in his annual equity award agreements. In March 2013, the Committee approved memorializing these benefits in writing in Mr. Welch’s equity award agreements. These benefits are reflected in the table above.

(5)	Represents premium payments for continuation of medical, dental and health insurance for twenty four months.

(6)	Represents amounts payable to Mr. Welch if he is terminated for Cause due to indictment for criminal activities and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed.

John Hodgman

Executive Benefits and Payments Upon Termination	Termination Without Cause (Without Change of Control) ($)(1)	Termination Without Cause or With Good Reason (With Change in Control) ($)(2)	Death or Disability ($)
Base Salary	412,000	824,000	—
Short Term Incentives	144,200	144,200	—
Stock Option/SARs
Unvested and Accelerated(3)	0	0	—
Restricted Stock
Unvested and Accelerated	110,224	186,533	—
Welfare Benefit Contribution	37,530	75,059	—
Outplacement	—	40,000	—
Total	703,953	1,269,792	0

(1)	As Mr. Hodgman commenced employment with us in 2006, the benefits in this column represent twelve months of his 2012 base salary, his full 2012 target bonus, premium payments for continuation of medical, dental and health insurance for twelve months, and accelerated vesting of the portion of Mr. Hodgman’s outstanding options and restricted stock that would have vested during the twelve months following December 31, 2012.

(2)	The benefits in this column represent two years of 2012 base salary, full 2012 target bonus, premium payments for continuation of medical, dental and health insurance for two years, accelerated vesting of all outstanding options and restricted stock and $40,000 of outplacement services.

(3)	The exercise price of all of Mr. Hodgman’s outstanding unvested stock options is greater than $9.69 and therefore the value of vesting acceleration is zero.

Jonathan A. Leff, M.D.

Executive Benefits and Payments Upon Termination	Termination Without Cause (Without Change of Control) ($)(1)	Termination Without Cause or With Good Reason (With Change in Control) ($)(2)	Death or Disability ($)
Base Salary	212,500	850,000	—
Short Term Incentives	170,000	170,000	—
Stock Option/SARs
Unvested and Accelerated(3)	0	0	—
Restricted Stock
Unvested and Accelerated	226,638	748,087	—
Welfare Benefit Contribution	18,765	75,059	—
Outplacement	—	40,000	—
Total	627,903	1,883,147	0

(1)	As Dr. Leff commenced employment with us in 2012, the benefits in this column represent six months of his 2012 base salary, his full 2012 target bonus, premium payments for continuation of medical, dental and health insurance for six months, and accelerated vesting of the portion of Dr. Leff’s outstanding options and restricted stock that would have vested during the six months following December 31, 2012.

(2)	The benefits in this column represent two years of 2012 base salary, full 2012 target bonus, premium payments for continuation of medical, dental and health insurance for two years, accelerated vesting of all outstanding options and restricted stock and $40,000 of outplacement services.

(3)	The exercise price of all of Dr. Leff’s outstanding unvested stock options is greater than $9.69 and therefore the value of vesting acceleration is zero.

Robin J. Steele

Executive Benefits and Payments Upon Termination	Termination Without Cause (Without Change of Control) ($)(1)	Termination Without Cause or With Good Reason (With Change in Control) ($)(2)	Death or Disability ($)
Base Salary	357,211	714,422	—
Short Term Incentives	125,024	125,024	—
Stock Option/SARs
Unvested and Accelerated(3)	0	0	—
Restricted Stock
Unvested and Accelerated	92,055	167,153	—
Benefits and Perquisites
Welfare Benefit Contribution	25,530	51,059	—
Outplacement	—
Total	599,819	1,097,658	0

(1)	As Ms. Steele commenced employment with us in 2004, the benefits this column represent twelve months of her 2012 base salary, her full 2012 target bonus, premium payments for continuation of medical, dental and health insurance for twelve months, and accelerated vesting of the portion of Ms. Steele’s outstanding options and restricted stock that would have vested during the twelve months following December 31, 2012.

(2)	The benefits in this column represent two years of 2012 base salary, full 2012 target bonus, premium payments for continuation of medical, dental and health insurance for two years, accelerated vesting of all outstanding options and restricted stock and $40,000 of outplacement services.

(3)	The exercise price of all of Ms. Steele’s outstanding unvested stock options is greater than $9.69 and therefore the value of vesting acceleration is zero.

In March 2013, Ms. Steele determined that she will resign her position as Senior Vice President, General Counsel and Corporate Secretary effective two months following the appointment of a successor, which is anticipated to occur during the second half of 2013. In connection with her departure from the Company, Ms. Steele has entered into a separation and transition arrangement with the Company, pursuant to which she has agreed to act as a consultant to the Company for a period of twelve months to aide in the transition of her duties to her successor. Under this arrangement, Ms. Steele will be entitled to receive a compensation consistent with that provided for in her employment agreement and as set forth in the table above (under “Termination Without Cause (Without Change of Control)”), which includes payment of 12 months of her 2012 base salary, a pro-rated bonus subject to achievement of the Company’s corporate goals during 2013, and continuation of medical, dental and health insurance benefits for twelve months following her departure from the Company. Ms. Steele will also continue to vest in her outstanding equity awards for a period of 12 months.

Giacomo Di Nepi

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change of Control) ($)(1)	Termination Without Cause or With Good Reason (With Change of Control) ($)(2)	Death or Disability ($)
Base Salary	414,935	829,870	—
Short Term Incentives	145,227	145,227	—
Stock Option/SARs
Unvested and Accelerated(3)	0	0	—
Restricted Stock
Unvested and Accelerated	92,055	167,153	—
Welfare Benefit Contribution	37,530	75,059	—
Outplacement	—	40,000	—
Total	689,747	1,257,309	0

(1)	As Mr. Di Nepi commenced employment with us in 2009, the benefits this column represent twelve months of his 2012 base salary, his full 2012 target bonus, premium payments for continuation of medical, dental and health insurance for twelve months, and accelerated vesting of the portion of Mr. Di Nepi’s outstanding options and restricted stock that would have vested during the twelve months following December 31, 2012.

(2)	The benefits in this column represent two years of 2012 base salary, full 2012 target bonus, premium payments for continuation of medical, dental and health insurance for two years, accelerated vesting of all outstanding options and restricted stock and $40,000 of outplacement services.

(3)	The exercise price of all of Mr. Di Nepi’s outstanding unvested stock options is greater than $9.69 and therefore the value of vesting acceleration is zero.

Certain Relationships and Related Transactions

Under the Company’s Statement of Policy with Respect to Related Party Transactions, information about transactions involving related persons is assessed by the Audit and Compliance Committee of the Board. Related persons include the Company’s directors, executive officers and holders of more than 5% of the Company’s common stock, as well as immediate family members of the Company’s directors, executive officers and holders of more than 5% of the Company’s common stock. If the Audit and Compliance Committee determines that a related person has a material interest in any Company transaction, then the Company’s Audit and Compliance Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the applicable SEC rules.

From January 1, 2012 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and under “— Compensation of Named Executive Officers — Employment, Severance and Change of Control Agreements” above.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to executive compensation disclosure rules under the Exchange Act. The Company is providing its stockholders with this opportunity pursuant to Section 14A of the Exchange Act.

The Compensation Committee continually reviews the compensation programs for the Company’s Named Executive Officers to determine whether the compensation programs achieve the desired goals of aligning our executive compensation structure with the Company’s stockholders’ interests and current market practices. As part of its ongoing review, the Compensation Committee considered the shareholder advisory vote on executive compensation (“say on pay”) at the Company’s 2012 annual meeting (where the advisory vote on executive compensation passed by 50.9% of votes cast for the proposal) and the feedback the Company solicited and received from major stockholders and its independent outside compensation consultant with respect to the compensation program described in the proxy statement for that meeting. Taking the vote and feedback received into consideration, along with an overall review of the compensation program, the Compensation Committee determined that certain changes to the Company’s executive compensation philosophy, objectives and elements were appropriate. Accordingly, in 2012, the Company took the actions as described in the “Compensation Discussion and Analysis” above to address the concerns raised.

As described in the “Compensation Discussion and Analysis” above, the Company’s executive compensation programs are designed to attract, motivate, and retain its Named Executive Officers, who are critical to the Company’s success. The Company seeks to accomplish this by rewarding performance and by providing forms of compensation that align executive officers’ interests with stockholders’ long-term interests. As described in the “Compensation Discussion and Analysis,” the Company emphasizes variable compensation, in particular equity compensation including performance-based equity compensation, with the aim to ensure such alignment. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about 2012 compensation of our Named Executive Officers.

This proposal, commonly known as a “say-on-pay proposal,” provides stockholders the opportunity to express their views on the Company’s executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the Board’s policies, practices and approach for executive compensation described herein. Consistent with the stated preference of a majority of our stockholders, we will hold a “say-on-pay” vote every year. Accordingly, the Board asks the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as set forth in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. The Board and our Compensation Committee value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions for executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are InterMune stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 or (3) contact our Vice President, Corporate Communications and Investor Relations, Jim Goff, at (415) 466-2228. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ ROBIN STEELE
Robin Steele
Secretary

April 18, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 30, 2013

This proxy statement and our Annual Report to the SEC on Form 10-K for the year ended December 31, 2012 are available without charge on our Internet website at http://www.intermune.com. This website address contains the following documents: the notice of the Annual Meeting, this proxy statement, including a proxy card sample, and the Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2012. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

A copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2012 is also available without charge upon written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, CA 94005 or oral request to our Vice President, Corporate Communications and Investor Relations, Jim Goff, at (415) 466-2228.

Appendix A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INTERMUNE, INC.

INTERMUNE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is INTERMUNE, INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was February 10, 2000.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Section A of Article IV of the Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

“A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Eighty Million (180,000,000) shares. One Hundred Seventy Five Million (175,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, the foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval at the Annual Meeting of Stockholders on May 30, 2013, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, INTERMUNE, INC. has caused this Certificate of Amendment to be signed by its Executive Vice President of Finance and Chief Financial Officer, its authorized officer, this      day of                     , 2013.

INTERMUNE, INC.

By:
John Hodgman Executive Vice President and Chief Financial Officer

A-1

Appendix B

INTERMUNE, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

Adopted January 31, 2000

Approved by Stockholders: March 20, 2000

Amended on: April 4, 2002 and June 19, 2002

Approved by Stockholders: June 19, 2002

Amended and Restated on: April 2, 2004

Approved by Stockholders: May 27, 2004

Amended and Restated on: March 7, 2007

Amended on: April 27, 2007

Approved by Stockholders: May 15, 2007

Amended and Approved by Stockholders: May 21, 2009

Amended and Approved by Stockholders: May 10, 2011

Amended and Restated and Approved by Stockholders: June 4, 2012

Amended and Restated and Approved by Stockholders: May     , 2013

1.	Purposes.

(a) The Plan amends and restates the InterMune, Inc. 2000 Equity Incentive Plan originally adopted January 31, 2000. All Stock Awards granted on or subsequent to May 30, 2013 shall be subject to the terms of this Plan (as amended and restated hereby). Subject to approval of the amendments to the Plan reflected in this document by the Company’s stockholders at the Company’s 2013 Annual Meeting of Stockholders, this version of the Plan is effective on May 30, 2013, and Awards granted on or after May 30, 2013 shall be made under this version of the Plan and not under the Plan as previously in effect. For the terms and conditions of the Plan applicable to Awards granted under the Plan before May 30, 2013, refer to the version of the Plan in effect as of the date such Stock Award was granted.

(b) The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(c) The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, and (v) Stock Bonus Awards.

(d) The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	Definitions.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means InterMune, Inc., a Delaware corporation.

(g) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service. For example, a change in status without interruption from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to Stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j) “Director” means a member of the Board.

(k) “Directors’ Plan” means the InterMune, Inc. Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan originally adopted February 8, 2000.

(l) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(m) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean of the closing bid and asked prices for the Shares on such date, or if no closing bid and asked prices were reported for such date, the date immediately prior to such date during which closing bid and asked prices were quoted for the Shares, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

(p) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(q) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(r) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(s) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(u) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(v) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(w) “Outside Director” means a Director who either (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former Employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(x) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(y) “Plan” means this InterMune, Inc. Amended and Restated 2000 Equity Incentive Plan.

(z) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Share Reserve” shall have the meaning ascribed in Section 4(a).

(cc) “Stock Award” means any right granted under the Plan, including an Option, a Stock Purchase Award and a Stock Bonus Award.

(dd) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ee) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to Section 7(a).

(ff) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Stockholder” means a stockholder of the Company.

(hh) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to Section 7(b).

(ii) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(jj) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	Administration.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; the exercise price and acceptable types of consideration for payment of the exercise price for each Stock Award; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) Subject to the provisions of Section 15, to amend the Plan or a Stock Award as provided in Section 13.

(iv) To terminate or suspend the Plan as provided in Section 14.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Awards or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(iii) Delegation to Non-Board Members. To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more officers of the Company the authority to grant or amend Options to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Options has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Board.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	Shares Subject to the Plan.

(a) Share Reserve. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 21,398,320 shares (the “Share Reserve”), which is comprised of: 6,000,000 shares that were approved by the Stockholders on May 30, 2013; 1,700,000 shares that were approved by the Stockholders on June 4, 2012; any of the 970,094 shares which as of April 15, 2012 are available for issuance under the Directors’ Plan or are subject to awards under the Directors’ Plan which are forfeited or lapse unexercised and which following April 15, 2012 are not issued under the Directors’ Plan; 1,950,000 shares that were approved by the Stockholders on May 10, 2011; 2,000,000 shares that were approved by the Stockholders on May 21, 2009; 1,500,000 shares that were approved by the Stockholders on May 15, 2007; 1,000,000 shares that were approved by the Stockholders on May 27, 2004; 2,500,000 shares that were approved by the Stockholders on June 19, 2002; and 3,778,226 shares that were in the Share Reserve prior to June 19, 2002. Subject to Section 4(b), such aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of Common Stock issued pursuant to an Option; and (ii) effective as of May 30, 2013, 1.25 shares for each share of Common Stock issued pursuant to a Stock Purchase Award or Stock Bonus Award.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, or if any shares of Common Stock are not issued or reacquired by the Company pursuant to Section 11(f) in connection with a Stock Purchase Award or Stock Bonus Award, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased or not issued or reacquired by the Company, shall revert to and again become available for issuance under the Plan. Effective as of May 30, 2013, to the extent there is a share of Common Stock issuable pursuant to a Stock Purchase Award or Stock Bonus Award pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b), then the number of shares of Common Stock available for issuance under the Plan shall increase by 1.25 shares. For purposes of clarification, if any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant will no longer be available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 11(f) upon the exercise of an Option, any shares used as consideration for the exercise of an Option or any shares repurchased by the Company on the open market with the proceeds of an Option exercise price will no longer be available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(d) Incentive Stock Option Shares. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the aggregate number of shares of Common Stock issued under the Plan pursuant to the exercise of all Incentive Stock Options granted under the Plan shall not exceed ten million (10,000,000) shares of Common Stock.

5.	Eligibility.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Incentive Stock Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, no Employee shall be eligible to be granted Options covering more than one million (1,000,000) shares of Common Stock during any calendar year.

(d) Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, all Stock Purchase Awards or Stock Bonus Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date such Stock Award is made; provided, however, that, notwithstanding the foregoing, (a) the Board may provide that such vesting restrictions may lapse or be waived upon the Participant’s death, disability, retirement or termination of employment or a Change in Control and (b) Stock Purchase Awards or Stock Bonus Awards that result in the issuance of an aggregate of up to 10% of the shares of Common Stock available pursuant to Section 4(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

(e) Consultants.

(i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii) Form S-8 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of seven (7) years.

(b) Exercise Price of an Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) [Intentionally Omitted.]

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (1) by delivery to the Company of other Common Stock (either by actual delivery or attestation), (2) by a “net exercise” of the Option (as further described below), (3) to the extent permissible under Section 13(k) of the Exchange Act, according to a deferred payment or other similar arrangement with the Optionholder, (4) to the extent permissible under Section 13(k) of the Exchange Act, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, or (5) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to the Company’s earnings for financial accounting purposes).

At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Optionholder but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Optionholder. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under a “net exercise”, (ii) shares actually delivered to the Optionholder as a result of such exercise and (iii) shares withheld for purposes of tax withholding.

(e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Option Agreement does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. Notwithstanding the foregoing, in no event may any Nonstatutory Stock Option be sold, pledged, assigned, hypothecated, transferred, or disposed of for consideration.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. At the Board’s election, the repurchase right may be at the lesser of: (i) the Fair Market Value on the relevant date and (ii) the Optionholder’s original cost. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	Provisions of Stock Awards other than Options.

(a) Stock Bonus Awards. Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, but each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate.

(ii) Vesting. Shares of Common Stock awarded under the Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive pursuant to a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement. Notwithstanding the foregoing, in no event may a right to acquire shares of Common Stock under a Stock Bonus Award be sold, pledged, assigned, hypothecated, transferred, or disposed of for consideration.

(b) Stock Purchase Awards. Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical, provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii) Consideration. At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (i) in cash at the time of purchase, (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant (to the extent permissible under Section 13(k) of the Exchange Act); or (iii) in any other form of legal consideration that may be acceptable to the Board and permissible under the Delaware General Corporation Law; provided, however, that to the extent prohibited by applicable law, payment of the Common Stock’s par value shall not be made by deferred payment.

(iii) Vesting. Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the repurchase right may be at the least of: (i) the Fair Market Value on the relevant date or (ii) the Participant’s original cost. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v) Transferability. Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement. Notwithstanding the foregoing, in no event may a right to purchase or receive shares of Common Stock granted under a Stock Purchase Award be sold, pledged, assigned, hypothecated, transferred, or disposed of for consideration.

8.	Non-Employee Director Stock Awards.

The Board may grant Stock Awards to Non-Employee Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Board, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Stock Award (the “Non-Employee Director Equity Compensation Policy”). The Non-Employee Director Equity Compensation Policy shall set forth the type of Stock Award(s) to be granted to Non-Employee Directors, the number of shares of Common Stock to be subject to such Non-Employee Director Stock Awards, the conditions on which such Stock Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board (or such Committee as described above) shall determine in its discretion.

9.	Covenants of the Company.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

10.	Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.	Miscellaneous.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to the Company’s earnings for financial accounting purposes).

12.	Adjustments upon Changes in Stock.

(a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a), the class(es) and maximum aggregate number of securities that may be issued pursuant to the exercise of Incentive Stock Options under subsection 4(d), the class(es) and maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

(c) Change in Control. In the event of (i) a sale, lease or other disposition of all or substantially all of the securities or assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (a “Change in Control”), whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation may assume any Stock Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the Stockholders in the transaction described in this subsection 12(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation does not assume such Stock Awards or substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

13.	Amendment of the Plan and Stock Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the Stockholders of the Company to the extent Stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for Stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards. Subject to the provisions of Section 15 hereof, the Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14.	Termination or Suspension of the Plan.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on June 4, 2022. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15.	Prior Stockholder Approval of Option Repricings.

Notwithstanding anything to the contrary herein, the Board shall not, without first obtaining the approval of the Stockholders, (i) reduce the exercise price of any outstanding Option under the Plan, (ii) cancel any outstanding Option under the Plan and replace it with an Option with a lower exercise price, cash or other Stock Award under the Plan, (iii) accept any outstanding Option under the Plan in exchange for a new Option with a lower exercise price, cash or other Stock Award under the Plan, or (iv) take any other action that is treated as a repricing under generally accepted accounting principles.

16.	Effective Date of Plan and Amendments.

(a) The Plan first became effective upon the effective date of the Company’s first registered offering of its Common Stock to the public. The Plan (as amended and restated hereby) shall become effective as of May 30, 2013, provided that the Stockholders approve the Plan (as amended and restated hereby) at the 2013 Annual Meeting of Stockholders.

(b) No Stock Award that has been granted under an amendment adopted by the Board which is subject to Stockholder approval shall be exercised (or, in the case of a Stock Bonus Award, shall be granted) unless and until such amendment has been approved by the Stockholders, which approval shall be within twelve (12) months after the date such amendment is adopted by the Board.

17.	Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

InterMune, Inc.

01MKIB

1 U P X

Annual Meeting Proxy Card

.

A

For Against Abstain

2. Vote to ratify Ernst & Young LLP as our independent

registered public accounting firm for fiscal year ending

December 31, 2013.

3. Vote to approve an amendment to our Amended and

Restated Certificate of Incorporation to increase the

authorized number shares of common stock from

100,000,000 to 175,000,000.

For Against Abstain

4. Vote to approve our Amended and Restated 2000 Equity

Incentive Plan.

5. Vote to approve, on a non-binding advisory basis, the

compensation of our named executive officers.

1. Election of Directors (To elect three directors to hold office until the 2016 annual meeting of stockholders or until their successors are elected).

Mark here to WITHHOLD

vote from all nominees

Mark here to vote

FOR ALL nominees

For All EXCEPT - To withhold authority to vote for any

nominee(s), write the name(s) of such nominee(s) below.

01 - Jean-Jacques Bienaimé 02 - David S. Kabakoff, Ph.D. 03 - Daniel G. Welch

B Non-Voting Items

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Change of Address — Please print new address below. Comments — Please print your comments below.

IMPORTANT ANNUAL MEETING INFORMATION

Proposals — The Board of Directors recommends a vote FOR ALL the nominees listed and FOR Proposals 2, 3, 4 and 5.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

1234 5678 9012 345

MMMMMMMMM MMMMMMM MR A

SAMPLE (

THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMMMMMMM

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MMMMMMMMMMMMMMM C123456789

C 1234567890 J N T

1 6 0 6 6 1 1

000004

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

ENDORSEMENT_LINE______________ SACKPACK_____________

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Internet and telephone voting are available through 11:59 PM

Eastern Time the day prior to the shareholder meeting date.

Vote by Internet

Go to www.investorvote.com/ITMN

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at the investor relations page at: http://intermune.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

PROXY — INTERMUNE, INC.

Annual Meeting of Stockholders — May 30, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Daniel G. Welch and Robin J. Steele, and each of them, with power to act without the other and with power of substitution,

as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of InterMune, Inc. Common

Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 30, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” THE ELECTION OF DIRECTORS

AND “FOR” PROPOSALS 2, 3, 4 AND 5.